UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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DELPHI TECHNOLOGIES PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018 NOTICE OF MEETING AND PROXY STATEMENT

To our Shareholders:

I am pleased to invite you to attend the first annual meeting of shareholders of Delphi Technologies PLC to be held on Thursday, April 26, 2018, at 9:00 a.m. local time, at the London Marriott Hotel Park Lane, 140 Park Lane, London, W1K 7AA, United Kingdom.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business to be conducted at the annual meeting. You can find financial and other information about Delphi Technologies in the accompanying Form 10-K for the fiscal year ended December 31, 2017. These materials are also available on Delphi Technologies’ website, delphi.com.

Your vote is very important to Delphi Technologies. Prior to the meeting, I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 26, 2018.

Sincerely,

Liam Butterworth

President and Chief Executive Officer

2018 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Thursday, April 26, 2018 9:00 a.m. local time	London Marriott Hotel Park Lane 140 Park Lane London, W1K 7AA United Kingdom	Record Date The close of business February 26, 2018

    Purpose of Meeting

Presenting the accounts of Delphi Technologies PLC (“Delphi Technologies” or the “Company”) for the fiscal year ended December 31, 2017, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 10 and 11 will be proposed as ordinary resolutions, and Resolutions 12 and 13 will be proposed as advisory, non-binding resolutions:

•	Ordinary Resolutions

    Election of Directors

  1)  THAT Robin J. Adams be re-elected as a director of the Company.

  2)  THAT Liam Butterworth be re-elected as a director of the Company.

  3)  THAT Joseph S. Cantie be re-elected as a director of the Company.

  4)  THAT Nelda J. Connors be re-elected as a director of the Company.

  5)  THAT Gary L. Cowger be re-elected as a director of the Company.

  6)  THAT David S. Haffner be re-elected as a director of the Company.

  7)  THAT Helmut Leube be re-elected as a director of the Company.

  8)  THAT Timothy M. Manganello be re-elected as a director of the Company.

  9)  THAT Hari N. Nair be re-elected as a director of the Company.

10)  THAT MaryAnn Wright be re-elected as a director of the Company.

    Auditors

11)  THAT Ernst & Young LLP be appointed as the auditors of the Company from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2019, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2018 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

•	Advisory, Non-Binding Resolutions

    Executive Compensation

12)  THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

13)  THAT the Company’s shareholders determine, by voting on one of three alternatives, on an advisory, non-binding basis, the frequency with which they should have an advisory vote on the compensation of the Company’s named executive officers:

Choice 1 – EVERY YEAR

Choice 2 – EVERY TWO YEARS; or

Choice 3 – EVERY THREE YEARS

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders (continued)

•	Record Date

You are entitled to vote only if you were a shareholder of Delphi Technologies PLC at the close of business on February 26, 2018, the record date. Holders of ordinary shares of Delphi Technologies are entitled to one vote for each share held of record on the record date.

•	Attendance at the Annual Meeting

If you expect to attend the Annual Meeting in person, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

•	Where to Find More Information about the Resolutions and Proxies

Further information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability that accompanies this Notice.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

James D. Harrington
Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN DELPHI TECHNOLOGIES SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING

Record shareholder: If your shares are registered directly in your name, please bring proof of such ownership.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name if you intend to vote in person at the Annual Meeting.

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available on or about March 16, 2018.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Table of Contents (continued)

4    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

2018 Proxy Statement — Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 26, 2018

Time: 9:00 a.m. local time

Location: London Marriott Hotel Park Lane, 140 Park Lane, London, W1K 7AA, United Kingdom

Record Date: February 26, 2018

GENERAL INFORMATION

Stock Symbol: DLPH

Exchange: NYSE

Ordinary Shares Outstanding (as of the record date): 88,764,927 shares

Registrar & Transfer Agent: Computershare Investor Services

Principal Executive Offices: 1 Angel Court, London, EC2R 7HJ, United Kingdom

Corporate Website: delphi.com

Investor Relations Website: ir.delphi.com

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH NOMINEE	(p. 6)
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	(p. 39)
Advisory Vote to Approve Executive Compensation	FOR	(p. 39)
Advisory Vote on Frequency of Advisory Vote on Executive Compensation	Every Year	(p. 40)

CORPORATE GOVERNANCE

Director Nominees: 10

Robin J. Adams (Independent)

Liam Butterworth (Management)

Joseph S. Cantie (Independent)

Nelda J. Connors (Independent)

Gary L. Cowger (Independent)

David S. Haffner (Independent)

Helmut Leube (Independent)

Timothy M. Manganello (Independent, Non-Executive Chairman)

Hari N. Nair (Independent).

MaryAnn Wright (Independent)

Director Term: One year

Board Committees: Audit, Compensation and Human Resources, Finance, Innovation and Technology, Nominating and Governance

NAMED EXECUTIVE OFFICERS

Liam Butterworth

Michael J.P. Clarke

Mary E. Gustanski

James D. Harrington

Vivid Sehgal

Stock Ownership Guidelines: Yes (p. 25)

Clawback Policy: Yes (p. 25)

Restrictive Covenants for Executives: Yes (p. 25)

No Excise Tax Gross-Ups: Yes (p. 26)

No Hedging/No Pledging: Yes (p. 26)

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors

(Resolutions 1 to 10)

The Board currently consists of 10 members serving one-year terms. All nominees are currently directors of the Company and, as described below under “Board Practices – Spin-Off”, were previously elected by the then-sole stockholder of the Company, Delphi Automotive PLC (now known as Aptiv PLC, or “Aptiv”), prior to the effective time of the Company’s complete legal and structural separation from Aptiv (the “Spin-Off”). The 10 current directors are being elected at the Annual Meeting, each to serve until the 2019 annual meeting, or until such director’s earlier resignation, retirement or other termination of service.

The Board has been informed that each nominee is willing to continue to serve as a director. If a director does not receive a majority of the vote for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy.

The Board believes that the combination of the various qualifications, skills, and breadth and depth of experiences of the director nominees contributes to an effective and well-functioning Board. The Board and the Nominating and Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Included in each director nominee’s biography below is an assessment of each member’s specific qualifications, attributes, skills and experience. As noted below, Messrs. Cantie, Cowger and Manganello previously served as directors of Aptiv prior to the Spin-Off.

Robin J. Adams

Mr. Adams retired as the Vice Chairman of BorgWarner Inc., a global automotive supplier, in 2013. He served in this role from 2012 to 2013 and had also served as the Chief Financial Officer from 2004 to 2012 and Chief Administrative Officer from 2004 to 2013. Prior to BorgWarner, Mr. Adams served as Executive Vice President-Finance and Chief Financial Officer of American Axle & Manufacturing Holdings, Inc. from 1999 to 2004. He holds a bachelor’s degree in business administration from North Park University and a master’s degree in business administration from DePaul University. He served as a director of Accuride Corporation from 2013 to 2016 and of BorgWarner from 2005 to 2013.

Director since: December 2017

Qualifications: As the retired Vice Chairman and CFO of an automotive supply company and global public company, Mr. Adams brings the Board valuable enterprise risk management, financial and industry expertise.

Other Directorships: Carlisle Companies Incorporated

Age: 64

Liam Butterworth

Mr. Butterworth became Delphi Technologies President and Chief Executive Officer at the Spin-Off. Prior to the Spin-Off, Mr. Butterworth served as senior vice president of Delphi Automotive PLC and president, Powertrain Systems from February 2014 and assumed responsibilities for Delphi Product & Service Solutions in September 2015. He previously was president of Delphi Connection Systems, a product business unit of Delphi Automotive PLC, from October 2012. He joined Delphi Automotive PLC in 2012 after the company acquired FCI Holding SAS’s (“FCI’s”) Motorized Vehicles Division, where he had been president and general manager from 2009 through the acquisition. He joined FCI in 2000 and held positions in sales, marketing, purchasing and general management. Prior to FCI, Mr. Butterworth worked for Lucas Industries and TRW Automotive. He holds a master’s degree in business administration from Lancaster University in England.

Director since: December 2017

Qualifications: Mr. Butterworth was chosen to lead Delphi Technologies and serve as a member of the Board of Directors because he is a strong leader with extensive experience in the automotive industry and has success in creating and implementing our business strategy.

Other Directorships: None

Age: 47

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Joseph S. Cantie

Mr. Cantie is the former Executive Vice President and Chief Financial Officer of ZF TRW, a division of ZF Friedrichshafen AG (“ZF”), a global automotive supplier, a position he held from May 2015 until January 2016. He served in these same roles for TRW Automotive Holdings Corp., which was acquired by ZF in May 2015, since 2003. Prior to that time, he held other executive positions at TRW Inc., which he joined in 1999. From 1996 to 1999, Mr. Cantie served in several executive positions with LucasVarity PLC, including serving as Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG LLP. Mr. Cantie is a certified public accountant and holds a bachelor of science degree from the State University of New York at Buffalo.

Director since: November 2017

Qualifications: As a seasoned financial executive, with extensive automotive supply and global public company experience, Mr. Cantie provides the Board significant enterprise risk management, financial and industry expertise.

Other Directorships: Summit Materials, Inc., TopBuild Corp, and Aptiv PLC (from June 2015 until the Spin-off)

Age: 54

Nelda J. Connors

Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a privately held investment company that acquires and operates small-to-middle market businesses primarily focused in power generation, construction equipment, advanced material and aftermarket automotive end-markets. She served as President and Chief Executive Officer of Atkore International Inc., formerly the Electrical and Metal Products division of Tyco International from December 2010 until June 2011. Ms. Connors served as President of this Tyco division from 2008 to 2010. Prior to joining Tyco, she served as Vice President at Eaton Corporation, a global electrical and automotive supplier, from 2002 to 2008, where she held several positions in operations, continuous improvement, and general management. Prior to joining Eaton, Ms. Connors was employed in a number of executive and management capacities in the automotive industry. She earned both undergraduate and graduate mechanical engineering degrees from the University of Dayton. She served as a director of Atkore from 2010 to 2011, Blount International from 2012 to 2016, Clarcor, Inc. from 2016 to 2017 and Vesuvius plc from 2013 to 2016.

Director since: December 2017

Qualifications: Ms. Connors brings to the Board her executive leadership skills and her experience in the areas of operations and financial management, quality, engineering and business strategy, as well as her knowledge of public company matters resulting from her service on other public company boards.

Other Directorships: Class B director of the Federal Reserve Bank of Chicago, and a director of Boston Scientific Corporation, Echo Global Logistics, Inc. and Enersys, Inc.

Age: 52

Gary L. Cowger

Mr. Cowger retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in 2009, a position he held since 2005. He is currently the Chairman and CEO of GLC Ventures, LLC, a consulting firm. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG and President of GM de Mexico. Mr. Cowger earned a bachelor of science degree from Kettering University and a master of science degree from the Massachusetts Institute of Technology. He served as a director of Tecumseh Products Company from 2013 to 2015 and as its Chairman from 2014 to 2015.

Director since: December 2017

Qualifications: Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board’s global perspective.

Other Directorships: Titan International, Inc. and Aptiv PLC (from November 2009 until the Spin-Off)

Age: 70

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

David S. Haffner

Mr. Haffner retired as the Chairman and Chief Executive Officer of Leggett & Platt, Inc., a diversified manufacturing company, in 2015. Mr. Haffner became Chairman of the Board in 2013, Chief Executive Officer in 2006 and President in 2002. He previously served as Chief Operating Officer from 1999 to 2006 and as Executive Vice President of Leggett & Platt from 1995 to 2002. Mr. Haffner holds a bachelor’s degree in engineering from the University of Missouri and a master’s degree in business administration from the University of Wisconsin. He also completed the Engineering Executive Program at Stanford University.

Director since: December 2017

Qualifications: Mr. Haffner has extensive experience managing the operations of an international public company and provides the Board experience with manufacturing operations, labor relations, compensation strategy and financial performance.

Other Directorships: Bemis Company, Inc.

Age: 65

Helmut Leube

Dr. Leube has more than 30 years of experience in the automotive industry. He was the Chief Executive Officer of Deutz AG, independent provider of diesel and gas engines, from 2008 to 2016. Previously, he served as the Chief Operating Officer and Member of the Executive Board of Webasto AG, a global automotive supplier, from 2004 to 2008. He spent 17 years with BMW AG from 1987 to 2004, where he held a range of senior positions, including President BMW Manufacturing Co., SC, USA, Vice President Munich Plant Operations, Vice President, BMW Group Logistics and Production Integration and Vice President Logistics. He has an undergraduate and doctorate degree in mechanical engineering from RWTH Aachen University and is an adjunct Professor at Clemson University in South Carolina

Director since: December 2017

Qualifications: Dr. Leube’s extensive automotive, operational and engineering expertise enables him to provide engineering, product development and industry expertise to the Board.

Other Directorships: Member of the Supervisory Board of TRIGO

Age: 64

Timothy M. Manganello

Mr. Manganello retired as Chief Executive Officer of BorgWarner Inc., a global automotive supplier, in 2012, and retired as Executive Chairman of the Board of BorgWarner in 2013. He served in these roles since 2003 and had also served as President and Chief Operating Officer, among other executive roles. He joined BorgWarner in 1989. Mr. Manganello also served as the Chairman of the Chicago Federal Reserve Bank, Detroit branch, from 2007 to 2011. He earned both undergraduate and graduate engineering degrees from the University of Michigan. He also completed the Advanced Management Program at Harvard Business School. He served as a director BorgWarner Inc. from 2002 to 2013 and Zep Inc. from 2011 to 2015.

Director since: December 2017

Qualifications: As the retired Chairman and CEO of an automotive supply company and global public company, Mr. Manganello offers the Board valuable experience in automotive operations, international sales, operations and engineering, as well as corporate governance, strategic and financial management skills.

Other Directorships: Bemis Company Inc. (Chairman), and Aptiv PLC (from March 2015 until Spin-off)

Age: 68

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors (continued)

Hari N. Nair

Mr. Nair serves as CEO of Anitar Investments LLC, a private investment company with holdings in the manufacturing and technology sectors and serves on the boards of Anitar owned companies. Previously, Mr. Nair served as the Chief Operating Officer of Tenneco Inc., a global automotive supplier, from 2010 until his retirement in early 2015. He was also a member of the Tenneco Board of Directors from 2009 until his retirement. Prior to being appointed COO, Mr. Nair was President of Tenneco’s International Group, where he was responsible for managing business operations and capitalizing on growth opportunities in Europe, South America and the Asia-Pacific regions. Mr. Nair joined Tenneco in 1987 and assumed positions of increasing responsibility across various functions including strategic planning, business development, quality and operations. Mr. Nair’s early career included financial and operations positions with General Motors and the American Water Company. Mr. Nair received a bachelor’s degree in engineering from Bradley University, a master’s degree in business administration from the University of Notre Dame and completed the Advanced-Management Program at Harvard Business School.

Director since: December 2017

Qualifications: Mr. Nair offers the Board extensive manufacturing experience, global business experience, strategic planning and executive leadership skills.

Other Directorships: Owens-Illinois, Musashi Seimitsu Industry Co. Ltd. (Japan) and Sintercom Ltd. (India) (Chairman).

Age: 58

MaryAnn Wright

Ms. Wright is the owner of TechGoddess LLC, a technical and technology consulting firm. From 2007 to 2017, she served as the Group Vice President, Engineering & Product Development, Power Solutions at Johnson Controls, Inc., a global automotive supplier. Before joining Johnson Controls, Ms. Wright was the Executive Vice President of Engineering, Product Development, Commercial and Program Management at Collins & Aikman Corporation from 2006 to 2007. Prior to that, she served in several executive management positions at Ford Motor Company during her tenure from 1988 to 2005. She received a bachelor’s degree in international studies and economics and a master’s degree in engineering from the University of Michigan, and a master’s degree in business administration from Wayne State University.

Director since: December 2017

Qualifications: Ms. Wright provides the Board with significant technology, automotive and operational experience across global markets, strengthening the Board’s global perspective.

Other Directorships: Group 1 Automotive, Inc. and Maxim Integrated, Inc.

Age: 56

The Board of Directors recommends a vote “FOR” each of the 10 director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all 10 nominees.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

BOARD PRACTICES

Corporate Governance Facts

Board and Governance Information (these items are discussed in more detail below)

Size of Board	10
Independent Chair	✓
Number of Independent Directors	9
Mandatory Retirement Age	75
Annual Election of Directors	✓
Independent Directors Meet without Management Present	✓
Director Stock Ownership Guidelines	✓
Code of Ethical Business Conduct Applies to all Directors and Employees	✓

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Nominating and Governance Committee periodically reviews these practices.

Spin-Off

On December 4, 2017 (the “Effective Date”), Delphi Technologies PLC became an independent, publicly traded company as a result of the separation of the Powertrain Systems segment, which included the aftermarket operations, from Delphi Automotive PLC. The separation was completed in the form of a pro rata distribution on the Effective Date (the “Distribution”) to Delphi Automotive PLC shareholders of record on November 22, 2017 of 100% of the outstanding ordinary shares of Delphi Technologies PLC held by Delphi Automotive PLC (the “Spin-Off”). Following the Spin-Off, Delphi Automotive PLC changed its name to Aptiv PLC (“Aptiv”). Delphi Technologies’ ordinary shares began “regular way” trading on the New York Stock Exchange under the ticker symbol “DLPH” on December 5, 2017. For more information regarding the Separation and Distribution Agreement and other agreements entered into in connection with the Spin-Off, see “Relationships and Related Party Transactions—Transactions with Aptiv in Connection with the Spin-off.”

David Sherbin and Joseph Massaro, employees of Aptiv, served as members of our Board prior to the Spin-Off. Prior to the Effective Date, Joseph S. Cantie was appointed to our Board to serve as Chair of our Audit Committee. As officers of Aptiv, Messrs. Sherbin and Massaro received no compensation for their service. On the Effective Date, Messrs. Sherbin and Massaro resigned from the Board. Also on the Effective Date, effective upon the Distribution, the Board increased its size from three members to ten members and appointed Timothy M. Manganello, Robin J. Adams, Liam Butterworth, Nelda J. Connors, Gary L. Cowger, David S. Haffner, Helmut Leube, Hari N. Nair and MaryAnn Wright to the Board to fill the vacancies created by the increase in the size of the Board and the resignation of Messrs. Sherbin and Massaro. Timothy M. Manganello was appointed Chairman of the Board effective as of the Distribution. Mr. Cantie continued to serve as a director following the Distribution. Pursuant to the Employee Matters Agreement, outstanding equity awards to Delphi Technologies employees and non-employee directors as of the date of the Distribution under Aptiv’s plan were converted into Delphi Technologies equity awards using a formula designed to maintain the economic value of the awards immediately before and after the Spin-Off. Specifically, the number of restricted stock units underlying each unvested award as of the date of the Spin-Off was multiplied by a factor, as further described in the Employee Matters Agreement, which resulted in no increase in the intrinsic value of awards outstanding. The disclosure below gives effect to such conversion and equitable adjustment of unvested Aptiv awards held by those non-employee directors, Messrs. Cantie, Cowger and Manganello, who previously served as non-employee directors of Aptiv.

Effective upon the Distribution, the Board established the Compensation and Human Resources Committee (the “Compensation Committee”) and the Nominating and Governance Committee. The Board had previously established the Audit Committee effective as of November 15, 2017 and appointed Joseph S. Cantie as Chair of the Audit Committee. On December 6, 2017, the Board established a Finance Committee and an Innovation and Technology Committee. In connection with the establishment of such committees and the changes to the composition of the Board described above, the

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Board Practices (continued)

Board made the following appointments:

•	Robin J. Adams and Nelda J. Connors were appointed to serve as members of the Audit Committee.
•	David S. Haffner, MaryAnn Wright and Hari N. Nair were appointed to serve as members of the Compensation Committee; and David S. Haffner was appointed to serve as Chair of the Compensation Committee.
•	Gary L. Cowger, Helmut Leube and Timothy M. Manganello were appointed to serve as members of the Nominating and Governance Committee; and Gary L. Cowger was appointed to serve as Chair of the Nominating and Governance Committee.
•	Robin J. Adams, Joseph S. Cantie, Nelda J. Connors and Hari N. Nair were appointed to serve as members of the Finance Committee; and Robin J. Adams was appointed to serve as Chair of the Finance Committee.
•	MaryAnn Wright, Gary L. Cowger and Helmut Leube were appointed to serve as members of the Innovation and Technology Committee; and MaryAnn Wright was appointed to serve as Chair of the Innovation and Technology Committee.

Size of the Board

The Board currently consists of the 10 directors named in the “Election of Directors” section above. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of 2 directors. The exact number of directors is determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chair and to have an independent Non-Executive Chair. Timothy Manganello was elected to this role effective December 4, 2017. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which will serve the Board and the Company well.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Butterworth, our President and Chief Executive Officer, is the only non-independent director. The current non-employee directors of the Company are: Timothy M. Manganello (Non-

Executive Chairman), Robin J. Adams, Joseph S. Cantie, Nelda J. Connors, Gary L. Cowger, David S. Haffner, Helmut Leube, Hari N. Nair and MaryAnn Wright.

The Board has determined that each of its non-employee directors qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the applicable listing standards of the New York Stock Exchange (“NYSE”). Furthermore, the Board limits membership on the Audit, Compensation, and Nominating and Governance Committees to independent directors. Further the Board has determined that (i) each of Mr. Adams, Mr. Cantie, and Ms. Connors meets the heightened independence standards for Audit Committee members set forth in the rules and regulations of the SEC and the applicable listing standards of the NYSE, and (ii) each of Mr. Haffner, Ms. Wright and Mr. Nair satisfies the heightened independence standards for Compensation Committee members set forth in the rules and regulations of the SEC and the applicable listing standards of the NYSE.

Audit Committee Financial Expert

The Board has determined that all of the members of the Audit Committee are financially literate and that Messrs. Adams and Cantie each qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and the applicable listing standards of the NYSE.

Evaluation of Board Performance

The Nominating and Governance Committee is responsible for coordinating an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation is expected to lead to a full Board discussion of the results. Each Committee of the Board will also conduct an annual evaluation of its performance and procedures.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No Director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific Director. Once granted, such waiver must be renewed annually.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Board Practices (continued)

employment during their tenure as Board members must offer to tender their resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Nominating and Governance Committee will recommend individuals for membership on the Board. The Nominating and Governance Committee will consider a candidate’s qualities and expertise, performance, personal characteristics, diversity (inclusive of age, gender, race and ethnicity) and professional responsibilities, and also will review the composition of the Board relative to the Company’s long-term business strategy and the challenges and needs of the Board at that time. The Board as a whole is constituted to be strong in its collective knowledge and breadth of experience with regard to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The Nominating and Governance Committee may retain a search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. It is anticipated that the recruiting process will typically involve either the search firm or a member of the Nominating and Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board. At the same time, the Nominating and Governance Committee and the search firm will contact references for the candidate. A background check will be completed before a recommendation is made to the Board to appoint a candidate to the Board.

The culture of the Board enables the Board to operate quickly and effectively in making key decisions. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The Nominating and Governance Committee views diversity in its broadest sense, which includes age, education, ethnicity, experience, gender, leadership qualities and race. The Nominating and Governance Committee will use the same selection process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders owning at least ten percent of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business 5:00 PM GMT, on March 6, 2019, and no earlier than November 26, 2018. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information, such other background materials as the Nominating and Governance Committee may request and such other information as set out in our Memorandum and Articles.

Executive Sessions

Independent directors meet in executive session each Board meeting, without the CEO or any other employees in attendance. The Chairman presides over each executive session of the Board. Each Committee also convenes an executive session at which Committee members meet without the CEO or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Stock Ownership Guidelines

The Board believes that each director should hold a meaningful equity position in the Company and has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is $500,000. Each new director will have up to five full years from his or her date of appointment to fulfill this holding requirement. Messrs. Cantie, Cowger and Manganello have fulfilled this holding requirement. The remaining non-employee directors have the full five years to fulfill this holding requirement.

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Board Practices (continued)

Governance Principles

The Board adopted a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Delphi Technologies. The Corporate Governance Guidelines are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Code of Ethical Business Conduct

Delphi Technologies adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Delphi Technologies’ website at delphi.com by clicking on the tab “Investors” and then the caption “Code of Ethics” under the heading “Corporate Governance.” Copies of our Code of Ethical Business Conduct

are also available to any shareholder who submits a request to the Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

BOARD AND COMMITTEE MEETINGS

During 2017, the Board held 1 in-person regular meeting. All of our directors attended at least 75% of the Board and Committee meetings on which the director sits. In addition, all directors are expected to attend annual meetings of shareholders. We were a stand-alone public company for approximately one month of 2017, which is reflected in the number of Board meetings set forth above, and number of Committee meetings set forth below. For 2018, the Board and each Committee plan to hold a customary number of meetings commensurate with its responsibilities.

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BOARD COMMITTEES

Our Board has five committees, as described below: Audit; Compensation and Human Resources; Finance; Innovation and Technology; and Nominating and Governance. Committee charters are available on Delphi Technologies’ website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.” The membership, primary responsibilities and number of meetings held during 2017 is set forth below:

Committee	Members	Primary Responsibilities	Number of 2017 Meetings
Audit

	Joseph S. Cantie (Chair) Robin J. Adams Nelda J. Connors	Responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of the Company’s compliance programs and enterprise risk management program.	1
Compensation and Human Resources

	David S. Haffner (Chair) MaryAnn Wright Hari N. Nair	Responsible for the oversight of the Company’s compensation philosophy and the review and approval of executive compensation for executive officers (including cash compensation, equity incentives and benefits).	1
Finance

	Robin J. Adams (Chair) Joseph S. Cantie Nelda J. Connors Hari N. Nair	Responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, interest rate policies, commodity and currency hedging and the annual business plan, including review of capital expenditures and restructurings.	0
Innovation and Technology

	MaryAnn Wright (Chair) Gary L. Cowger Helmut Leube	Responsible for assisting the Board in its oversight responsibilities relating to research and development, assessing engineering competencies, technological innovation and strategy.	0
Nominating and Governance

	Gary L. Cowger (Chair) Helmut Leube Timothy M. Manganello	Responsible for reviewing and recommending to the Board policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches and overseeing the Company’s environmental, health and safety management programs.	1

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DIRECTOR COMPENSATION

Board Compensation

On December 6, 2017, following the Spin-Off, our Board adopted a compensation program for our non-employee directors. Mr. Butterworth is compensated as an officer of the Company and does not receive additional compensation for services as a member of the Board. In general, each non-employee director will receive $265,000 in annual compensation, typically payable 60% in equity in the form of Company restricted stock units (“RSUs”) that vest one year after grant and 40% in cash. The Chair of the Board will receive an additional $200,000 of annual compensation and there will be additional fees payable to committee Chairs ranging from $15,000 to $25,000 per year as follows:

Committee	Additional Annual Compensation
Audit Committee	$25,000
Compensation and Human Resources Committee	20,000
Finance Committee	15,000
Innovation and Technology Committee	15,000
Nominating and Governance Committee	15,000

An annual grant of RSUs will be made on the day of the Annual Meeting which will vest on the day before the next Annual Meeting. Cash compensation is paid at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board. These RSUs will vest on the day before the next Annual Meeting. On December 6, 2017, the Compensation Committee authorized awards to non-employee directors on December 31, 2017 consisting of (i) for such directors other than Messrs. Manganello, Cantie and Cowger, time-based Company RSUs that vest on April 25, 2018 representing 1,251 ordinary shares with a value on the date of grant of $65,640 (representing a pro-rata award for the period from the Spinoff to the Company’s anticipated annual equity awards to be made in 2018), and (ii) for all non-employee directors, time-based Company RSUs that will vest on December 31, 2018 representing 2,833 ordinary shares with a value on the date of grant of $148,648.

The table below shows 2017 cash and equity compensation for each member of the Board other than Mr. Butterworth (and other than the employees of Aptiv who served as members of our Board for periods prior to the Spinoff):

2017 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Robin J. Adams	$10,083	$214,288	$224,371
Joseph S. Cantie	2,083	148,648	150,731
Nelda J. Connors	8,833	214,288	223,121
Gary L. Cowger	10,083	148,648	158,731
David S. Haffner	10,500	214,288	224,788
Helmut Leube	8,833	214,288	223,121
Timothy M. Manganello	25,500	148,648	174,148
Hari N. Nair	8,833	214,288	223,121
MaryAnn Wright	10,083	214,288	224,371

(1)	Cash fees reflect the one month of service during 2017. Mr. Cantie, in accordance with the terms of Aptiv’s director compensation plan, elected to receive all of his Aptiv director compensation in the form of restricted stock units, the receipt of which from Aptiv is reflected in the table to Note 2 below. Accordingly, for Mr. Cantie fees earned in cash represent one month of additional compensation for serving as Chair of the Audit Committee.

(2)	Reflects the grant date fair value of the restricted stock unit awards granted to directors as of the date of grant determined in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of the awards, see Note 19 Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. As of December 31, 2017, the awards set forth above were unvested. Certain of these awards vest in full on April 25, 2018 and other of these awards vest on December 31, 2018.

The year end RSU balances for our directors are:

Name	Unvested RSUs 4/25/2018 Vesting	Unvested RSUs Vesting 12/31/2018	Total Unvested RSUs at 12/31/2017
Robin J. Adams	1,251	2,833	4,084
Joseph S. Cantie(a)	6,772	2,833	9,605
Nelda J. Connors	1,251	2,833	4,084
Gary L. Cowger(a)	4,063	2,833	6,896
David S. Haffner	1,251	2,833	4,084
Helmut Leube	1,251	2,833	4,084
Timothy M. Manganello(a)	4,063	2,833	6,896
Hari N. Nair	1,251	2,833	4,084
MaryAnn Wright	1,251	2,833	4,084

(a)	Includes RSU’s received by the directors from Aptiv as compensation for service on Aptiv’s Board of Directors and which following the Spin-Off were converted into awards to receive Delphi Technologies ordinary shares.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

Since Delphi Technologies was a subsidiary of Aptiv until the completion of the Spin-Off on December 4, 2017, our employees participated in the compensation and benefit programs of Aptiv and its subsidiaries in fiscal year 2017 through December 1, 2017. In anticipation of the Spin-Off, on December 1, 2017 the Company adopted compensation and benefit programs substantially mirroring the Aptiv compensation and benefit programs that were then in effect. On December 6, 2017, the Delphi Technologies Compensation Committee ratified the mirror plans adopted by the Company (the “Delphi Technologies Plans”), see “Relationships and Related Party Transactions — Transactions With Aptiv in Connection with the Spin-Off — Employee Matters Agreement”. Therefore, except as otherwise indicated, the compensation and benefit arrangements and benefit programs discussed in this Compensation Discussion & Analysis (“CD&A”) are those of Aptiv for periods prior to the Distribution and those of Delphi Technologies for periods after the Distribution.

In this section, we describe and analyze: (1) the material components of the Aptiv executive compensation programs for the “named executive officers”, or “NEOs”; (2) the material compensation decisions the Aptiv Compensation Committee made prior to the Distribution and the key factors considered in making those decisions and (3) the material compensation decisions the Delphi Technologies Compensation Committee made after the Distribution and the key factors considered in making those decisions.

For fiscal year 2017, the NEOs of Delphi Technologies were:

•	Liam Butterworth, President and Chief Executive Officer
•	Vivid Sehgal, Chief Financial Officer
•	Michael J.P. Clarke, Senior Vice President and Chief Human Resources Officer
•	Mary E. Gustanski, Senior Vice President and Chief Technology Officer
•	James D. Harrington, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Prior to the Spin-Off, Mr. Butterworth served as Aptiv’s Senior Vice President and President of the Powertrain Systems division. Mr. Butterworth was considered an executive officer of Aptiv and, accordingly, determinations regarding his compensation were made for periods prior to the Distribution by the Aptiv Compensation Committee. Messrs. Sehgal and Harrington were hired by Aptiv in October with the intent of transitioning to the Company effective with the Distribution. Mr. Clarke and Ms. Gustanski were also employees of Aptiv prior to the Spin-Off, and along with Mr. Butterworth participated in Aptiv’s executive compensation programs, although neither was an executive officer of Aptiv. Executive compensation decisions for the NEOs prior to the Spin-off were made or overseen by the Aptiv Compensation Committee or the full Aptiv Board. The Aptiv Compensation Committee, in consultation with Aptiv management and the Aptiv Compensation Committee’s independent compensation consultant, oversaw Aptiv’s executive compensation philosophy and reviewed and approved compensation for its executive officers (including cash compensation, equity incentives and benefits). Executive compensation decisions following the Spin-Off were made by the Delphi Technologies Compensation Committee. Except as otherwise described in this CD&A, annual and long-term compensation programs for our NEOs immediately following the Spin-Off reflect the adoption of programs substantially similar to the programs that were utilized by Aptiv for its executive officers.

This CD&A will be subject to an advisory say-on-pay vote at the Annual Meeting, and we will also conduct an advisory say-on-frequency vote at the Annual Meeting. Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. The Compensation Committee intends to consider the outcome of future say-on-pay votes when making future compensation decisions for our named executive officers and will make adjustments to support Delphi Technologies’ strategies and to remain market competitive.

Aptiv Executive Compensation Philosophy and Strategy

General Philosophy in Establishing and Making Pay Decisions; Risk Assessment. Aptiv’s executive compensation programs reflected Aptiv’s pay-for-performance philosophy, which Aptiv believed encouraged its executive officers to make sound decisions to drive short- and long-term Aptiv shareholder value creation. The Aptiv Compensation Committee utilized a combination of fixed and variable pay elements in order to achieve the following objectives:

•	Support Aptiv’s overall business strategy and results as they drive long-term shareholder value creation;
•	Emphasize a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;
•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and

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Compensation Discussion and Analysis (continued)

•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Aptiv’s goal for target total direct compensation (base salary, target annual and target long-term incentives) for its officers, including the NEOs, was to approximate the median (50th percentile) of Aptiv’s market. Compensation for individual roles could be positioned higher or lower than the market median where Aptiv believed it was appropriate, considering multiple factors such as each executive’s roles and responsibilities, labor market dynamics, the individual’s performance over time, and the experience and critical skills the individual could bring to his or her role with Aptiv.

Aptiv undertook a review of its business plan to identify strategic initiatives that should be linked to executive compensation. Aptiv also assessed and reviewed the level of risk in its company-wide compensation programs to ensure that they did not encourage imprudent risk-taking.

2017 Peer Group Analysis. To attract, retain and motivate key executives, our goal continues to be to provide total compensation opportunities at competitive market pay rates. Aptiv created and we have continued a compensation structure based on our compensation philosophy, which approximates the median of our peer companies, but allows total compensation to vary above or below this level based on considerations such as job responsibilities, experience, and quantitative and qualitative company or individual performance factors.

In 2017, Aptiv used a peer group consisting of the following 14 companies, whose aggregate profile was comparable to Aptiv in terms of size, industry, operating characteristics and competition for executive talent.

Autoliv, Inc.	Illinois Tool Works, Inc.
BorgWarner Inc.	Ingersoll-Rand plc
Cummins Inc.	Johnson Controls, Inc.
Danaher Corporation	Lear Corporation
Eaton Corporation	Parker-Hannifin Corporation
Emerson Electric Co.	TE Connectivity Ltd.
Honeywell International Inc.	Textron Inc.

Following the Spin-off, the Delphi Technologies Compensation Committee approved a revised peer group consisting of the following 17 companies, whose aggregate profile was more comparable to Delphi Technologies as a stand-alone company. This revised peer group was used to determine target compensation, going forward and in setting the revised salaries and targets for executives as in effect at December 31, 2017.

American Axle & Manufacturing	Oshkosh Corporation
Autoliv, Inc.	Parker-Hannifin Corporation
BorgWarner Inc.	Pentair PLC
Colfax Corporation.	Stanley Black & Decker, Inc.
Cooper-Standard Holdings Inc.	Sensata Technologies Holding, Inc.
Dana Incorporated	Tenneco Inc.
Dover Corporation	The Timken Company
Floserve Corporation	Visteon Corporation
Fortive Corporation

2017 Performance Metrics. Aptiv believed that its strategic, operational and financial performance over time, as evidenced by the following financial metrics, is reflected in its results and returns to shareholders. Accordingly, in 2017 Aptiv used these metrics to evaluate performance under its annual and long-term incentive plans for executives:

•	Adjusted Net Income represents net income attributable to the Company before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period.

•	Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations and other significant businesses.

•	Return on Net Assets is defined as tax-affected operating income [net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax], divided by average continuing operations net working capital plus average continuing operations net property, plant and equipment, measured each calendar year; not adjusted for restructuring expenses that are expected to provide future benefit to the Company.

•

Total Shareholder Return was measured by Aptiv by comparing the average closing price per share of Aptiv’s ordinary shares for all available trading days in the fourth quarter of the final year of the performance period to the average closing price per share of Aptiv’s ordinary shares for all available trading days in the fourth quarter of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index. This was the basis for measuring performance and determining the payout of the 2015-2017 Performance-Based RSUs discussed below. Following the Spin-Off, the Company

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Compensation Discussion and Analysis (continued)

changed the measurement methodology to compare the average closing price per share of the Company’s ordinary shares for all available trading days in December of the final year of the performance period to the average closing price per share of the Company’s ordinary shares for all available trading days in December of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index. In the case of awards where the performance period began prior to the Spin-Off but concludes following the Spin-Off, total shareholder return is measured by using a weighted average of both methodologies. For example in the case of the 2017-2019 Performance-Based RSUs discussed under “2017 Grants Under Aptiv LTIP,” performance will be measured using a weighted average measure of performance, one-third of which is based on comparing the average closing price per share of Aptiv’s ordinary shares for all available trading days in the fourth quarter of 2017 to the average closing price of Aptiv’s ordinary shares for all available trading days in the fourth quarter of 2016, and two-thirds of which is based on comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the month of December of 2019 to the average closing price per share of the Company’s ordinary shares for all available trading days in the month of December of 2017, in each case including the reinvestment of dividends and relative to the companies in the Russell 3000 Auto Parts Index for the same period using the same methodology.

Elements of Executive Compensation. In line with Aptiv’s executive compensation philosophy, Aptiv annually provided the following primary elements of compensation to its employees, including the NEOs:

•	Base salary;
•	Annual incentive award;
•	Long-term incentive award; and
•	Other compensation, such as participation in a defined contribution retirement plan and benefits that were the same as those provided to similarly situated non-officer employees of Aptiv.

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Compensation Discussion and Analysis (continued)

The following table indicates how these elements related to Aptiv’s key strategic objectives.

Element	Key Features	Relationship to Strategic Objectives
Total Direct Compensation

Base Salary

•   Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Reviewed on a periodic basis for competitiveness and individual performance

• Attract, retain and motivate key executives by providing market-competitive fixed compensation

Annual Incentive Plan Awards

•   Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•   Each executive is granted a target award opportunity varying by market competitiveness and level of responsibility

•   Payouts can range between 0% and 200% of target and are determined by achievement of financial goals based on pre-established objectives (at both the Corporate and, where applicable, Division level), then adjusted to reflect individual performance achievement

•   Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against strategic qualitative factors reviewed and approved by the Compensation Committee at the beginning of the performance period

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives with market-competitive compensation opportunities

Long-Term Incentive Plan Awards

•   Target award granted commensurate with job responsibilities, market competitiveness, experience, and qualitative and quantitative company and individual performance factors

•   Issue full share unit awards, which for executive officers were 75% weighted on company performance metrics, including use of relative total shareholder return (“TSR”), and 25% time-based, which means that the value is determined by the Company’s share price

•   Pay-for-performance

•   Aligns executive and shareholder interests

•   Attract, retain and motivate key executives with market-competitive compensation opportunities

•   Utilizes multi-year vesting period and metrics aligned to long-term shareholder value creation including stock price performance

Other Compensation

Retirement Programs (Plan names and descriptions provided under “Other Compensation” section)

•   Qualified defined contribution plans in the U.K. and U.S. available to all salaried employees in each region, including executives

•   Non-qualified defined contribution plan available to eligible U.S. employees, including executives, who exceed statutory limits under our United States qualified defined contribution plan

• Attract, retain and motivate key executives with market-competitive compensation opportunities

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Compensation Discussion and Analysis (continued)

2017 Target Annual Total Direct Compensation Mix. Base salary and annual and long-term incentive award opportunities are the elements of our NEOs’ total direct compensation. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based pay. Our annual incentive awards and the performance-based RSUs component of the long-term incentive awards are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals at Corporate, Division and/or individual levels. The time-based portion of the RSU awards is retentive while also aligning with Company performance as the final value realized is based on the Company’s share price.

The significant proportion of performance-based pay align the interests of the NEOs with shareholders’ interests. The mix of compensation in 2017 for Mr. Butterworth and other NEOs is shown below and was calculated by dividing each compensation element by total target compensation. Total target compensation is calculated based on each NEO’s base salary and target award level opportunities on December 31, 2017. Target award level opportunities do not include any special one-time grants, such as the Founders Grants issued in conjunction with the Distribution, see “2017 Founders Grant” below. Actual base salary and target compensation as reflected in the Summary Compensation Table or 2017 Grants of Plan Based Awards Table may reflect lower amounts if an NEO did not serve in such capacity for the full year period. This was the case for Messrs. Butterworth and Clarke and Ms. Gustanski who each received increases in base salary and target award percentages, effective December 1, 2017, in recognition of each of their new roles and increased responsibilities following the Spin-Off.

2017 Target Compensation Structure. The following table depicts 2017 target annualized total direct compensation opportunities for the NEOs serving as executive officers as of December 31, 2017:

Name	Base Salary ($)	Annual Incentive Target Award ($)	Long-Term Incentive Plan Target Annual Award ($)	Total ($)
Liam Butterworth(1)	$932,955	$1,166,194	$5,000,000	$7,099,149
President and Chief Executive Officer
Vivid Sehgal(1)	580,500	464,400	1,300,000	2,344,900
Chief Financial Officer
Michael J.P. Clarke(1)	496,082	297,649	500,000	1,293,731
Senior Vice President and Chief Human Resources Officer
Mary E. Gustanski	400,000	240,000	450,000	1,090,000
Senior Vice President and Chief Technology Officer
James D. Harrington	575,000	460,000	1,200,000	2,235,000
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

(1)	Messrs. Butterworth, and Sehgal are each U.K. employees and paid in Pounds. For all of 2017, Mr. Clarke was a Luxembourg employee (paid in Euros), but beginning on January 1, 2018 will be a UK employee (paid in Pounds). Dollar amounts in this Proxy Statement have been converted from Euros at a rate of 1.13 Dollars to one Euro and from Pounds at a rate of 1.29 Dollars to one Pound. The exchange rate used was calculated by averaging the exchange rate for each calendar month in 2017.

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Compensation Discussion and Analysis (continued)

2017 Annual Compensation Determination. Individual base salaries and annual incentive targets for the NEOs were established based on the scope of each NEO’s responsibilities, individual performance, experience and market pay data. At the beginning of each year, Aptiv also defined key strategic objectives each NEO was expected to achieve during that year.

2017 Base Salaries. Base salary is targeted at approximately the median of the peer group and is intended to reward and be commensurate with each NEO’s responsibilities, individual performance and experience. Aptiv’s practice was to periodically make base salary adjustments, although it reviewed compensation competitiveness annually.

Messrs. Butterworth and Clarke and Ms. Gustanski each received increases in base salary and target annual and long-term incentive plan award opportunities in light of their new positions and responsibilities following the Spin-Off. Accordingly, the awards for 2017 were calculated with proration to reflect the one month effectiveness during 2017 of each of their revised employment arrangements.

2017 Annual Incentive Plan Awards. Aptiv’s Annual Incentive Plan is designed to motivate its NEOs to drive earnings, cash flow and profitable growth by measuring the NEOs’ performance against goals at the Corporate and relevant Division levels. The Plan is structured under the Delphi Leadership Incentive Plan (“DLIP”) so that these awards may potentially qualify for certain tax deductibility treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Our NEOs’ 2017 target annual incentive awards are initially funded under a performance formula at 1% of Aptiv’s net income, up to a maximum of $12 million per individual participant. Adjusted net income for 2017, calculated by considering the combined results of operations for both Aptiv and Delphi Technologies for the 12 months ended December 31, 2017 as if the Spin-Off had not occurred, exceeded $1.2 billion; thus the maximum funding for payouts to each participant under the 2017 DLIP, subject to the Committee’s exercise of negative discretion, was approved at the $12 million maximum. The Delphi Technologies Compensation Committee then used negative discretion to determine final payouts under the DLIP to reflect the performance against the goals identified under the Annual Incentive Plan.

The individual annual incentive target for each NEO is

targeted at approximately the median of the peer group, but can be adjusted based on the NEO’s position, individual performance, and the size and scope of his or her responsibilities. Final payouts can range from 0% to 200% of each NEO’s annual incentive target.

For 2017, Mr. Butterworth’s, Mr. Clarke’s and Ms. Gustanski’s target annual incentive was initially set at 85%, 50%, and 45% respectively, of their annual base salary. In consideration of their increased responsibilities, effective December 1, 2017, Mr. Butterworth’s, Mr. Clarke’s and Ms. Gustanski’s target annual incentive was adjusted to 125%, 60% and 60%, respectively of their base salaries. Pursuant to the terms of their respective offer letters, Messrs. Harrington’s and Sehgal’s target annual incentive for 2017 was set at 80% of their annual base salary, pro-rated to reflect the number of months each was employed by Aptiv and the Company during 2017, but was payable at the greater of target or actual performance.

The Aptiv Compensation Committee, working with management and its independent compensation consultant, set the underlying performance metrics and objectives for the preliminary annual incentive plan payout levels based on Aptiv’s annual business objectives. For 2017, each NEO’s award payout was determined as follows:

•	Corporate performance metrics were weighted 100% for those executives who had corporate roles. For those executives who had roles associated with Aptiv’s Powertrain division, Corporate and Division performance metrics were weighted 50% and 50%, respectively. For the first 11 months of 2017, Ms. Gustanski had a corporate role with Aptiv. All other NEO’s had roles associated with Aptiv’s Powertrain Systems division. For the last month of 2017, all NEO’s were treated as employees of the Powertrain Systems division.
•	Individual performance was considered for adjustments to the final annual incentive payouts based on individual performance and achievements.

For 2017, both Corporate and Division underlying performance objectives were based on the following metrics for Aptiv:

•	Corporate performance: Net Income (“NI”), Cash Flow Before Financing (“CFBF”) and Revenue Growth (Bookings).
•	Division performance: Operating Income (“OI”), Simplified Operating Cash Flow (“SOCF”) and Revenue Growth (Bookings).

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Compensation Discussion and Analysis (continued)

The Aptiv Compensation Committee selected the following weightings in 2017 for both Corporate and Division performance metrics:

Weighting (%) Performance Metrics	100% Corporate	50% Division	50% Corporate
NI (Corporate) or OI (Division)(1)	50%	50%	50%
CFBF (Corporate) and SOCF (Division)(2)	40	40	40
Revenue Growth (Bookings)(3)	10	10	10
In addition, discretionary adjustments can be applied based on qualitative factors and considerations(4)

(1)	NI and OI are appropriate measurements of our underlying earnings for 2017 and a good indication of our overall financial performance.
(2)	CFBF and SOCF are different metrics for measuring cash. CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations and other significant businesses. SOCF is defined, on a Divisional basis, as earnings before interest, tax, depreciation and amortization (“EBITDA”), plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.
(3)	Revenue Growth (Bookings) is based on future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2017.
(4)	May be applied, in all cases subject to the maximum funding level for awards under the DLIP, based on any of the Strategic Results Modifier factors (further described below), CEO discretion with Compensation Committee approval (approval by the full Board of Directors for the CEO), and/or consideration of individual performance goals/criteria established at the beginning of the year.

For purposes of using negative discretion under the DLIP to determine preliminary NEO payouts, the NI / OI and CFBF / SOCF goals and the award payout levels related to the achievement of those goals were measured on a performance scale set by the Compensation Committee. Performance below the minimum threshold results in no payout (subject, in the case of Messrs. Harrington and Sehgal, to the terms of their offer letters as discussed above), and performance above the maximum level is capped at a maximum total payout of 200% of the target award. For the NI / OI and CFBF / SOCF metrics the threshold, target and maximum payout levels were 50%, 100% and 200%, respectively. Revenue Growth (Bookings) is treated differently than the NI / OI and CFBF / SOCF metrics. If the Revenue Growth (Bookings) targets are achieved, the target payout for that metric is paid. If the Revenue Growth (Bookings) targets are not achieved, no portion of the Revenue Growth (Bookings) award is paid.

The 2017 performance targets by metric were as originally determined by Aptiv:

Category	NI / OI ($ in millions)	CFBF / SOCF ($ in millions)	Revenue Growth 2017 /2018 (Bookings)
Corporate Metrics:	$1,719	$1,262	99%/91%
Division Metrics:
Powertrain Systems	491	424	100/91

In determining the final payouts for the 2017 annual incentive plan awards, the Delphi Technologies Compensation Committee considered the combined consolidated results of operations for both Aptiv and Delphi Technologies for the 12 months ended December 31, 2017, as if the Spin-Off had not occurred. With respect to the performance levels required for target payment, 2017 overall performance at the Corporate level produced an above-target payout of 123%. Performance at the Powertrain Systems division produced an above-target payout of 125%.

Following the determination of payout levels for the Corporate and Division metrics, the Delphi Technologies Compensation Committee, in conjunction with the CEO, assessed the other NEOs’ performance with respect to the Strategic Results Modifiers (“SRM”) and individual qualitative performance. The CEO did not participate in the assessment of his own performance.

As part of the focus on strategic priorities, the SRM was approved by the Aptiv Compensation Committee at the beginning of the year as part of the Annual Incentive Plan design. The SRM can range in the aggregate from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Compensation Committee to consider strategic factors in addition to the financial metrics under the Annual Incentive Plan. The SRM is determined based on a qualitative performance assessment and recommendation by the CEO as to each other NEO’s achievement of SRM objectives, with final approval by the Compensation Committee. For 2017, the focus areas of the SRM with respect to corporate participants, including Ms. Gustanski, were: talent outcomes and competitive structure. The focus areas of the SRM with respect to Powertrain Systems division participants, including the rest of the NEOs and Ms. Gustanski for the month of December were: talent outcomes and customer diversification.

In determining the final individual payouts, the Compensation Committee, in consultation with the CEO (except related to his own performance and payout), evaluated each eligible NEO’s qualitative performance in relation to the SRM’s described above. Each NEO was also evaluated based on his or her individual achievements against the focus areas discussed above. Final award payout percentages ranged from 130% to 133% of target for our NEOs.

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Compensation Discussion and Analysis (continued)

As a result of the analysis described above, the Compensation Committee approved the following 2017 annual incentive award payments for the NEOs:

Name	Annual Incentive Plan Actual Payment for 2017 ($)(1)	Percent of Annualized Target Incentive (%)
Liam Butterworth(2)	$754,060	132%
Vivid Sehgal(3)	143,327	133
Michael J.P. Clarke(2)	318,195	133
Mary E. Gustanski(2)	225,699	130
James D. Harrington(3)	152,950	133

(1)	These award amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “2017 Summary Compensation Table”.
(2)	Calculated with proration due to change in base salary and target percentage due to changed responsibilities following the Spin-Off.
(3)	Reflects proration due to each individual’s partial year of service.

2017 Long-Term Incentive Awards. Aptiv’s Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants.

Annual equity awards include both performance-based and time-based RSUs. The time-based RSUs, which make up 25% of the NEOs’ long-term awards, vest ratably over three years, beginning on the first anniversary of the grant date. The performance-based RSUs, which make up 75% of the NEOs’ long-term awards, are settled after the results of a three-year performance period are determined. The 2017 grant vests at the end of 2019 and will be settled in early 2020 after the outcomes of the performance period are determined and approved. Each NEO may receive from 0% to 200% of his or her target performance-based RSU award based on performance against the following company-wide performance metrics:

Metric	Weighting (%)
Average Return on Net Assets (RONA)(1)	50%
Cumulative Net Income (NI)	25
Relative Total Shareholder Return (TSR)(2)	25

(1)	Average return on net assets is tax-affected operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.
(2)	For the measurement of TSR for the 2017-2019 Performance-Based RSUs, see “Aptiv Executive Compensation Philosophy and Strategy—2017 Performance Metrics—Total Shareholder Return.”

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out.

2017 Grants Under Aptiv LTIP

The Aptiv Compensation Committee established the 2017 target long-term incentive awards set forth in the table below for Messrs. Butterworth and Clarke and Ms. Gustanski (consisting of time-based RSUs and performance-based RSUs, as described above), taking into account scope of responsibilities, individual performance, retention considerations and market compensation data. As neither Mr. Clarke nor Ms. Gustanski were executive officers of Aptiv at the time of the grant of 2017 target long-term incentive awards, they each received an award comprised of 50% time-based and 50% performance-based RSUs. In October 2017, the Aptiv Compensation Committee awarded Mr. Sehgal a long-term incentive award consisting of 25% time-based RSUs and 75% performance-based RSUs with a target value of $975,000 and Mr. Harrington a long-term incentive award consisting solely of performance-based RSUs with a target value of $1,125,000. In each case the performance-based RSUs vest at the end of 2019 and will be settled in early 2020 after the outcomes of the performance period are determined and approved.

2017 Founders Grant

On December 31, 2017, the Company, as authorized by the Company’s Compensation Committee, made an award to Mr. Butterworth under the Company’s Long-Term Incentive Plan (the “Founders Grant”). The Founders Grant is intended to provide significant alignment between the CEO and shareholders of the Company by facilitating equity ownership by the Company’s executive officers, which the Company believes is critical. The award also recognizes Mr. Butterworth’s significant efforts associated with completion of the Spin-Off, and provides an incentive that is directly tied to future success of the Company as a stand-alone entity. The award to Mr. Butterworth consists of time-based restricted stock units of the Company (“Company RSUs”) that vest one-third on each of February 28, 2019, 2020 and 2021 with a target value of $1,250,000 and performance-based Company RSUs that will be measured based upon the Company’s total relative shareholder return from January 1, 2018 through December 31, 2020 with a target value of $3,750,000 (dollar amounts were converted to a number of share equivalent units based on the average trading price for the 10 trading days prior to the effective date of the awards). See also “2018 Actions” below for additional Founders Grants to the Company’s other executives, including the other NEOs, approved by the Delphi Technologies Compensation Committee in January 2018.

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Name	Long-Term Incentive Plan Target Annual Award ($)	Long-Term Incentive Plan Target Founders Grant Award ($)	Total Long-Term Incentive Plan Target Awards ($)
Liam Butterworth	$1,800,000	$5,000,000	$6,800,000
Vivid Sehgal	975,000		975,000
Michael J.P. Clarke	330,000		330,000
Mary E. Gustanski	300,000		300,000
James D. Harrington	1,125,000		1,125,000

2015-2017 Performance-Based RSUs

In February 2018, we paid out the performance-based RSUs for the 2015-2017 performance period. As Messrs. Harrington and Sehgal did not join Aptiv until October 2017, they did not participate in the 2015-2017 Performance-Based RSU grants. The following tables set forth: (1) the threshold, target and maximum levels, as well as the actual level achieved, for each performance metric; and (2) for each NEO, the target total number of performance-based RSUs and actual number of performance-based RSUs earned. In measuring actual performance, the Delphi Technologies Compensation

Committee considered the combined consolidated results of operations for both Aptiv and Delphi Technologies for the 12 months ended December 31, 2017, as if the Spin-Off had not occurred. The table reflects the conversion of restricted stock units held by Delphi Technologies employees that were outstanding as of the Distribution Date and for which the underlying security was Aptiv ordinary shares, into an award with respect to Delphi Technologies ordinary shares, each in accordance with the terms of the Employee Matters Agreement.

Metric	Weighting (%)	Threshold	Target	Maximum	Actual
Average Return on Net Assets (RONA)(1)(3)	50%	29.0%	34.7%	37.5%	37.8%
Cumulative Earnings Per Share (EPS)(2)(3)	30	$13.33	$16.84	$18.37	$18.25
Relative Total Shareholder Return (TSR)(4)	20	30th%ile	50th%ile	90th%ile	70th%ile

(1)	Average return on net assets is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.
(2)	Cumulative EPS is adjusted net income divided by the weighted number of diluted shares outstanding of Aptiv immediately prior to the Distribution.
(3)	Actual achievement reflects adjustments permitted for incentive plan calculation purposes.
(4)	Calculated based solely on the performance of Aptiv shares.

Based on the achievement of the performance goals associated with these performance-based RSUs, the payout multiplier was 186% of the awarded target opportunity.

	Performance-based RSUs
Name	Target Total Number of Units Granted (#)	Actual Total Number of Units Earned (#)(1)
Liam Butterworth	26,385	51,176
Michael J.P. Clarke	2,939	5,666
Mary E. Gustanski	3,299	6,398

(1)	Includes accrued dividend equivalents.

Other Compensation

Additional compensation and benefit programs available to our NEOs are described below. Only those benefits and policies offered to the other salaried employee populations are available to our NEOs.

Defined Contribution Plans and U.S. Salaried Retirement Savings Program (“SRSP”). Our employees are able to participate in defined contribution plans. For Mr. Butterworth, this included participation in Aptiv’s defined contribution plan for Luxembourg employees and following the Spin-Off, Delphi Technologies’ defined contribution plan for UK employees. Mr. Clarke and Mr. Sehgal are also eligible to participate in Delphi Technologies’ defined contribution plan for UK employees. Ms. Gustanski and Mr. Harrington participate in our broad-based and tax-qualified defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). All contributions to

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Compensation Discussion and Analysis (continued)

the SRSP are subject to any contribution limits imposed by the Code.

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible U. S. employees receive Delphi contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, which in general, are the same benefits as those provided to similarly situated non-officer employees. Additional details are covered in the “2017 Summary Compensation Table”.

2018 Actions

In January 2018, the Compensation Committee made Founders Grants under the Company’s Long-Term Incentive Plan to each of the Company’s executive officers, including the NEOs other than Mr. Butterworth, who received a Founders Grant in December 2017 as discussed above. The awards consist of time-based Company RSUs that vest one-third on each of February 28, 2019, 2020 and 2021, and performance-based Company RSUs that will be measured based upon the Company’s total relative shareholder return from January 1, 2018 through December 31, 2020 (dollar amounts were converted to a number of share equivalent units based on the average trading price for the 10 trading days prior to the effective date of the awards). The target value of the Founders Grants made to the NEO’s other than Mr. Butterworth are as follows:

Name	Long-Term Incentive Plan Target Founders Grant ($)	Performance Based (75%)	Time Based (25%)
Vivid Sehgal	$1,300,000	$975,000	$325,000
Michael J.P. Clarke	500,000	$375,000	125,000
Mary E. Gustanski	500,000	$375,000	125,000
James D. Harrington	900,000	$675,000	225,000

Governance Practices

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, our Board believes that our officers should maintain an appropriate level of equity interest in Delphi Technologies. To that end, our Board has adopted the following stock ownership guidelines:

•	The CEO is required to hold a minimum of six times his base salary in Delphi Technologies shares;
•	Our other most senior elected officers (generally, our other Section 16 officers, including all of our NEOs other than the CEO) are required to hold a minimum of three times their base salaries in Delphi Technologies shares; and
•	Our elected Corporate staff officers are required to hold a minimum of one time their base salaries in Delphi Technologies shares.

Our officers, including our NEOs, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. Until such time as the required holding is met, officers may not sell stock, subject to limited exceptions. Once the ownership requirement has been met, an officer may sell stock, provided, however, that the minimum ownership requirement must continue to be met. The

Compensation Committee reviews the ownership level for covered executives each year.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under securities laws, then the Compensation Committee will review the circumstances and determine if such misstatement or non-compliance was the result of misconduct by any participant in our incentive compensation plans. If the Compensation Committee determines that a participant knowingly engaged in and/or permitted or failed to prevent the misconduct, such misconduct was attributable to such participant’s gross negligence or such participant is otherwise subject to the automatic forfeiture provisions (and not otherwise exempted) under United States federal securities laws, then in each such case, the participant will be required to repay any amounts paid to him or her under our incentive compensation plans relating to the periods impacted by such misstatement or noncompliance. In addition, the participant may forfeit certain future awards.

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive

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Compensation Discussion and Analysis (continued)

Plan. The non-interference agreements include non-compete and non-solicitation covenants, which prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi Technologies;
•	Soliciting or hiring employees for 24 months after leaving Delphi Technologies; and
•	Soliciting customers for 24 months after leaving Delphi Technologies.

If the terms of the confidentiality and non-interference agreements are violated, Delphi Technologies has the right to cancel or rescind any final Long-Term Incentive Plan award, consistent with applicable law.

No Excise Tax Gross-Ups. We do not provide any excise tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company prohibits its directors, officers and employees from purchasing Company securities on margin or holding Company securities in a margin account. The Company also prohibits its directors, officers and employees from pledging the Company’s securities as collateral for a loan. The Company’s Policy Prohibiting Insider Trading is available on delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Independent Compensation Consultant. The Aptiv Compensation Committee retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. Following the Spin-off, Delphi Technologies’ Compensation Committee retained CAP as an independent compensation consultant. The scope of the work done by CAP during 2017 for the benefit of each Compensation Committee included the following:

•	Providing analyses and recommendations that inform the Compensation Committee’s decisions;
•	Preparing and evaluating market pay data and competitive position benchmarking;
•	Assisting in the design and development of executive compensation programs;
•	Providing updates on market compensation trends and the regulatory environment as they relate to executive compensation;
•	Reviewing various management proposals presented to the Compensation Committee related to executive compensation; and
•	Working with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Delphi Technologies’ Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Compensation Committee. CAP does not perform other services for the Company, and will not do so without the prior consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. A risk assessment of our compensation programs was commissioned by Aptiv and conducted in January 2017. The assessment concluded that Aptiv’s compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Aptiv or its subsidiaries, which at the time included the Company. The assessment included a review of incentive plan structures, pay practices, governance process including the Compensation Committee’s oversight of such programs and interviews with executives representing Accounting, Finance, HR and Internal Audit. As part of this process, the following risk mitigating factors were considered with respect to our NEOs:

•	Mix of fixed versus variable, cash versus equity-based and short- versus long-term compensation with an emphasis on equity-based pay;
•	Incentive award opportunities, with performance-based awards capped at two times the target amount, that span both annual and overlapping, multiyear time periods and with payout determined based on a range of financial metrics (including total shareholder return);
•	Application of a clawback policy; and
•	Stock ownership guidelines and the prohibition of hedging and pledging.

Tax and Accounting Considerations

Prior to 2018, Section 162(m) of the Code generally limited the tax deductibility of compensation paid to the chief executive officer and each of the next three most highly compen-

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Compensation Discussion and Analysis (continued)

sated executive officers (excluding the CFO) that exceeds $1 million in any taxable year unless the compensation over $1 million qualified as “performance-based” within the meaning of Section 162(m). It was Aptiv’s policy to structure compensation arrangements with executive officers to potentially qualify as performance-based so as to potentially maximize the tax deductibility of that compensation for U.S. federal income tax purposes; however, such policy did not apply in cases where Aptiv’s Compensation Committee determined that the benefit of such tax deductibility was outweighed by the need for flexibility or the attainment of other objectives. Further the Aptiv Compensation Committee could and the Delphi Technologies Compensation Committee may continue from time to time to award compensation that is not tax deductible if the Compensation Committee determines that it is in our and our shareholders’ best interests.

The ability to rely on the “performance-based” compensation exception under Section 162(m) was eliminated in 2017 and the $1 million limitation on deductibility generally was expanded to include all named executive officers (including the principal financial officer). As a result, we may no longer take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation qualifies for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. Although we have taken actions to preserve deductibility of “performance-based” compensation under the transition relief, we cannot guarantee that compensation will qualify for the transition relief or that the compensation will ultimately be deductible.

COMPENSATION COMMITTEE REPORT

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

David S. Haffner, Chair

Hari N. Nair

MaryAnn Wright

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Compensation Committee was during the fiscal year or at any other time an officer or employee of the Company, nor had any other relationship required to be disclosed by the Company to comply with the disclosure rules of the Securities and Exchange Commission. No executive officer of the Company served as a member of the compensation committee (or the board of directors or other board committee performing similar functions) of another entity, one of whose executive officers served as a director of the Company.

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2017 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation of the individuals (NEOs) who served for 2017 as President and Chief Executive Officer (Liam Butterworth), Chief Financial Officer (Vivid Sehgal), and our next three most highly compensated executive officers (Michael J.P. Clarke, Mary E. Gustanski, and James D. Harrington). Our NEOs are (or were) parties to offer letters or employment agreements with Aptiv and/or Delphi Technologies that generally describe the compensation and benefits initially provided to them upon employment, and the terms of which are reflected in the tables and explanatory notes following.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(2)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(3)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(7)	Total ($)
Liam Butterworth(1)	2017	$640,962	—	$7,628,636	$754,060	—	$97,076	$9,120,734
President and Chief Executive Officer	2016	578,689	$865,800	1,255,157	527,058	—	85,884	3,312,558
Vivid Sehgal(2)	2017	134,706	193,500	963,058	143,327	—	14,161	1,448,752
Chief Financial Officer
Michael J.P. Clarke(1)	2017	470,202	—	343,949	318,195	—	57,720	1,190,066
Senior Vice President and Chief Human Resources Officer
Mary E. Gustanski(1)	2017	363,360	—	312,641	225,699	—	43,172	944,872
Senior Vice President and Chief Technology Officer
James D. Harrington(2)	2017	143,750	275,000	1,113,546	152,950	—	25,134	1,710,380
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

(1)	Messrs. Butterworth and Clarke and Ms. Gustanski received base salary increases effective December 1, 2017. Mr. Butterworth’s salary was increased to £723,221, or approximately $932,955, Mr. Clarke’s salary was increased to £384,560, or approximately $496,082 and Ms. Gustanski’s salary was increased to $400,000. Mr. Butterworth was a Luxembourg employee during most of 2017 (paid in Euros) and is now a UK employee (paid in Pounds). For all of 2017, Mr. Clarke was a Luxembourg employee (paid in Euros). Mr. Sehgal is a UK employee (paid in Pounds). Each of their respective salary, bonus and other compensation items were paid in Euros or Pounds. U.S. Dollar amounts in this Proxy Statement have been converted from Euros at a rate of 1.13 Dollars to one Euro and from Pounds at a rate of 1.29 Dollars to one Pound. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2017.
(2)	Reflects partial year of service. Messrs. Harrington and Sehgal each received hiring bonuses under their respective offer letters when they joined the Company.
(3)	Base salary and annual incentive awards are eligible for deferral under the SRESP. During 2017, Ms. Gustanski was the only NEO who participated in the SRESP. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2017 Summary Compensation Table. Company contributions to the SRESP are displayed in the “All Other Compensation” column, see Note 7.
(4)	Mr. Butterworth received a bonus payment in 2016 related to becoming an officer in 2014.
(5)	The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2017 grant date for accounting purposes for the award given to Messrs. Butterworth ($1,912,915 of the total amount shown above) and Clarke and Ms. Gustanski was set at February 28, 2017, as approved by the Aptiv Board of Directors and Compensation Committee. The 2017 grant date for accounting purposes for the awards given to Messrs. Harrington and Sehgal in accordance with the terms of their respective offer letters, was set at October 16, 2017, as approved by the Aptiv Board of Directors and Compensation Committee. The 2017 grant date for accounting purposes for the Founder’s Grant award granted to Mr. Butterworth ($5,715,721 of the total amount shown above) was set at December 31, 2017 as determined by the Delphi Technologies Board of Directors and Compensation Committee. For assumptions used in determining the fair value of these awards, see Note 19 Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The award values include the value of performance-based RSUs based on target performance. Assuming maximum performance achievement and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2017, the values in the “Stock Awards” column would be $13,568,280; $1,686,848; $522,697; $475,153 and $2,227,093 for Messrs. Butterworth, Sehgal and Clarke, Ms. Gustanski and Mr. Harrington, respectively.
(6)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our Annual Incentive Plan.

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2017 Summary Compensation Table (continued)

(7)	Amounts reported in the “All Other Compensation” column for 2017 reflect the following:

Name	Company Contributions(a)	Life Insurance(b)	Other(c)	Total
Liam Butterworth	$61,956	$2,607	$32,513	$97,076
Vivid Sehgal	10,360	394	3,407	14,161
Michael J.P. Clarke	38,950	4,175	14,595	57,720
Mary E. Gustanski	42,365	807	—	43,172
James D. Harrington	9,104	217	15,813	25,134

(a)	In each case this column reflects Company contributions (i.e. those by Aptiv prior to Spin-Off and those by Delphi Technologies following the Spin-Off) to defined contribution plans for eligible employees. For Ms. Gustanski and Mr. Harrington, this column reflects Company contributions to both the qualified SRSP and non-qualified SRESP. For all SRSP participants, the Company provides a contribution of 4% of base salary and annual incentive award payment. The Company also provides a matching contribution equal to 50% of the participant’s contributions to the program up to 7% of the participant’s base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution of 3.5% of each participant’s base salary. For Mr. Clarke, and for eleven months of the year for Mr. Butterworth, this column reflects contributions to the Company’s defined contribution plan for eligible employees in Luxembourg, which is based on 2017 eligible salary and is calculated as 10% of salary in excess of a threshold of $72,646. For Mr. Sehgal and for one month of the year for Mr. Butterworth, this column reflects contributions to the Company’s defined contribution plan for eligible employees in the U.K., which is a matching contribution based on the level of employee contributions, up to a maximum of 12% of base salary assuming an employee contribution of at least 4%.
(b)	This column reflects the aggregate incremental cost for each NEO for premium payments made regarding his life insurance policy.
(c)	This amount principally represents Company-provided automobile and related expenses and in the case of Mr. Harrington approximate relocation costs the Company expects to pay in connection with his hire in 2017.

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2017 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)	Awards ($)(4)
Liam Butterworth(5)		$286,044	$572,088	$1,144,176
	2/28/2017							12,084	$450,385
	2/28/2017				18,125	36,250	72,500		1,462,530
	12/31/2017							23,606	1,238,607
	12/31/2017				35,409	70,818	141,636		4,477,114
Vivid Sehgal		107,765	107,765	215,530
	10/16/2017							4,957	239,267
	10/16/2017				7,435	14,869	29,738		723,790
Michael J.P. Clarke		119,622	239,244	478,488
	2/28/2017							4,433	165,202
	2/28/2017				2,216	4,431	8,862		178,747
Mary E. Gustanski		86,807	173,615	347,229
	2/28/2017							4,028	150,128
	2/28/2017				2,014	4,028	8,056		162,513
James D. Harrington		115,000	115,000	230,000
	10/16/2017				11,438	22,875	45,750		1,113,546

(1)	These columns show the threshold, target and maximum awards payable to our NEOs under our Annual Incentive Plan (or the Aptiv Annual Incentive Plan). The final award is determined by both Corporate and Division performance, as well as individual performance, as determined by the Compensation Committee. In accordance with the terms of their offer letters, Mr. Sehgal’s and Mr. Harrington’s awards were payable at the greater of actual performance or target.
(2)	These columns show the threshold, target and maximum number of RSUs possible under the performance-based RSUs granted in 2017 pursuant to our Long-Term Incentive Plan (or the Aptiv Long-Term Incentive Plan). Except for the Founders Grant award to Mr. Butterworth referenced in Note 5, the actual payouts will be based on three performance metrics (Average Return on Net Assets, Cumulative Net Income and relative TSR) during the performance period from January 1, 2017 through December 31, 2019.
(3)	This column shows the number of time-based RSUs granted to our NEOs in 2017 pursuant to our Long-Term Incentive Plan (or the Aptiv Long-Term Incentive Plan) excluding dividend equivalents. Except for the Founders Grant award to Mr. Butterworth referenced in Note 5, these time-based RSUs vest ratably over three years on the first, second and third anniversary dates of the date of grant.
(4)	This column reflects the grant date fair value of each award determined in accordance with FASB ASC Topic 718, including, for performance-based awards, the target outcome of the performance conditions, excluding the effect of estimated forfeitures and dividend equivalents. Except for the performance-based RSUs based on relative TSR (generally 25% of the performance-based RSUs), the grant date value for the equity awards was determined based on the grant date closing price of Aptiv’s stock for grants prior to the Distribution and our stock for periods subsequent to the Distribution, each as quoted on the New York Stock Exchange. If the grant is issued on a non-trading day, the grant date closing price was deemed to be the closing price of Aptiv’s or our stock on the last preceding date on which any reported sale occurred. The grant date closing price for awards made in February 2017 was $76.13, for awards made in October 2017 was $97.98, and for awards made in December 2017 was $52.47. The grant date fair value for the relative TSR performance-based RSUs was determined using a Monte Carlo simulation and was based on a price of $101.25, $101.25 and $63.22 per share for February, October and December grants, respectively. For awards granted in February and October prior to the Distribution, the price per share was applied to the number of Aptiv shares each award represented prior to the conversion of the award to calculate the grant date fair value.
(5)	The time-based RSUs granted to Mr. Butterworth on December 31, 2017 vest in one third increments on February 28, 2019, 2020 and 2021. The performance-based RSUs granted to Mr. Butterworth on December 31, 2017 vest in December 2020 (together with the time-based RSUs granted the same date, the “Founders Grant”) and will be measured based upon the Company’s total relative shareholder return from January 1, 2018 through December 31, 2020. Fair value was determined using a Monte Carlo simulation as described in Note 4.

30    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below reflect each NEO’s outstanding long-term incentive awards as of December 31, 2017, including the value of any such long-term incentive awards that were converted from Aptiv long-term incentive awards to Delphi Technologies long-term incentive awards. The market values are calculated using a share price of $52.47, the December 29, 2017 closing price of our stock. The performance-based RSUs granted in 2016 and 2017 and labeled with performance periods 1/1/2016-12/31/2018, 1/1/2017-12/31/2019, and1/1/2018-12/31/2020 are presented at the maximum level of performance (200% of target performance).

	Stock Awards
Name	Restricted Stock Unit Grant Date or Performance Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4),(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Liam Butterworth	2/18/2015	3,060	$ 160,558
	2/18/2015(6)	45,856	2,406,064
	2/28/2016	6,459	338,904
	2/28/2017	12,084	634,047
	12/31/2017	23,606	1,238,607
	1/1/2015-12/31/2018(7)			91,712	$4,811,079
	1/1/2016-12/31/2018			58,108	3,048,927
	1/1/2017-12/31/2019			72,500	3,804,075
	1/1/2018-12/31/2020			141,636	7,431,641
Vivid Sehgal	10/16/2017	4,957	260,094
	1/1/2017-12/31/2019			29,738	1,560,353
Michael J.P. Clarke	6/23/2015	2,804	147,126
	2/28/2016	2,361	123,882
	2/28/2017	4,433	232,600
	1/1/2016-12/31/2018			7,078	371,383
	1/1/2017-12/31/2019			8,862	464,989
Mary E. Gustanski	2/18/2015	1,148	60,236
	2/28/2016	1,864	97,804
	2/28/2017	4,028	211,349
	1/1/2016-12/31/2018			5,588	293,202
	1/1/2017-12/31/2019			8,056	422,698
James D. Harrington	1/1/2017-12/31/2019			45,750	2,400,502

(1)	To better understand the information in this table we included the time-based RSU award grant dates and the performance periods of our performance-based RSU awards. All shares include dividend equivalents.
(2)	This column shows the unvested time-based RSU awards as of December 31, 2017:

•	Units granted on 6/23,2015 and 2/18/2015 vest on 2/16/2018.
•	Units granted on 2/28/2016 vest ratably on 2/16/18 and 2/28/19.
•	Units granted on 2/28/2017, and 10/16/2017 vest in one third increments on 2/16/2018, 2/28/2019 and 2/28/2020
•	Units granted on 12/31/2017 vest in one third increments on 2/28/2019, 2/28/2020 and 2/28/2021

(3)	The amount shown represents the market value of awards using a per share price of $52.47, the closing price of our stock on December 29, 2017.
(4)	RSUs represent maximum performance level.
(5)	Of the awards reflected in this column, the 2016-2018 performance-based RSUs will be settled in early 2019 after the results for the three-year performance period are determined and the 2017-2019 performance-based RSUs will be settled in early 2020 after the results for the three-year performance period are determined. The Founders Grant performance-based RSUs granted to Mr. Butterworth in December, 2017 will be settled in early 2021 after the results for the three-year performance period beginning on January 1, 2018 are determined.
(6)	Time-Based continuity awards will cliff vest on December 31, 2018.
(7)	Performance-Based continuity awards will cliff vest on December 31, 2018 based on satisfaction of the performance condition.

DELPHI TECHNOLOGIES PLC    31

2018 NOTICE OF MEETING AND PROXY STATEMENT

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2017 for our NEOs. The value realized on vesting is equal to the market price of the underlying shares on the date of vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Liam Butterworth	55,631	$2,935,351
Vivid Sehgal	—	—
Michael J.P. Clarke	7,633	436,256
Mary E. Gustanski	8,118	454,727
James D. Harrington	—	—

(1)	The shares and values listed in these columns include performance-based RSUs for the 2015 through 2017 performance period, which were settled on February 16, 2018. For more information on the number of shares issued see “Compensation Discussion & Analysis –2015-2017 Performance-Based RSUs”.

32    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including certain of the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2017 were permitted to defer additional income above $270,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2016, into a SRESP deferral account. Ms. Gustanski was the only NEO eligible to participate in 2017. Eligible employees also received the following benefits:

•	All SRESP-eligible employees receive a Company contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP; and
•	Eligible employees who made deferral contributions under the SRESP received an additional Company matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by the Company of 3.5% of each eligible employee’s base salary.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2017 plan, deferral elections were required to be made by December 2016. During this process, eligible employees were allowed to make deferral elections related to their 2017 base salary and any annual incentive award based on 2017 performance that would be scheduled to be paid in 2018 (but no later than March 15, 2018).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Company contributions are immediately vested.

During 2017, Ms. Gustanski was the only NEO eligible to defer a portion of her salary and annual incentive awards as permitted under the SRESP. The values displayed in the table below include her contributions to her SRESP account during 2017 and contributions to such account by Aptiv for periods prior to the Spin-Off and by Delphi Technologies for periods subsequent to the Spin-Off during 2017, as well as the aggregate balance in such account at the end of 2017.

2017 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Mary E. Gustanski	$20,640	$22,114	$107	$23,748	$42,796

(1)	Ms. Gustanski’s total salary and annual incentive award, including these deferred amounts, is reported in the “2017 Summary Compensation Table”.
(2)	Contributions to Ms. Gustanski’s SRESP account, along with contributions to her qualified SRSP account, are disclosed in the “All Other Compensation” column in the “2017 Summary Compensation Table”.
(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2017 Summary Compensation Table”.
(4)	The withdrawals were made in accordance with the deferral election process described in this section.

DELPHI TECHNOLOGIES PLC    33

2018 NOTICE OF MEETING AND PROXY STATEMENT

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Severance Plan and Change in Control Provisions

During 2017 Aptiv implemented the Severance Plan for qualifying employees. The Severance Plan provides for severance benefits in the event of a Qualifying Separation (as defined in the Severance Plan) of an Eligible Executive’s employment. Pursuant to the Severance Plan, an Eligible Executive who incurs a Qualifying Separation would be entitled to receive severance payments during the applicable severance period, unless and until the Eligible Executive is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a Qualifying Separation for U.S. Executives. On December 4, 2017, concurrent with the completion of the Spin-Off, the Company adopted a Severance Plan having equivalent terms.

We have no individual change in control agreements with any of the NEOs. During 2017, the only applicable change in control provisions were (i) the Aptiv Executive Change in Control Severance Plan adopted in 2017 for qualifying employees, and (ii) those provided in the Aptiv incentive plans. On December 4, 2017, concurrent with the completion of the Spin-Off, the Company adopted a change in control plan having substantially similar terms as the Aptiv Executive Change in Control Plan (the “Change in Control Plan”), as well as the Delphi Technologies Plans (also described below), which have substantially similar terms to the Aptiv incentive plans. Each executive who participates in the annual Long-Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

The Change in Control Plan provides for severance benefits in connection with a Qualifying Separation (as defined in the Change in Control Plan), including a termination upon a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an Eligible Executive (as defined in the Change in Control Plan) who incurs a Qualifying Separation would be entitled to receive a lump sum cash payment in an amount equal to the sum of (a) three times base salary in the case of the CEO and two times base salary in the case of an Eligible Executive other than the CEO; and (b) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control, or in the case of an Eligible

Executive other than the CEO, two times the higher of the Eligible Executive’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control. In addition, an Eligible Executive who incurs a Qualifying Separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for Eligible Executives other than the CEO.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occur:

•	A change in ownership or control of the Company resulting in any person or group other than the Company or an employee benefit plan acquiring securities of the Company possessing more than 50% of the total combined voting power of the Company’s equity securities outstanding after such acquisition;
•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of the Company, in one or a series of related transactions, to any person or group other than the Company.

If involuntarily terminated without “Cause” as defined below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long-Term Incentive Plan

An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be prorated over the period between

34    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined at the end of the performance period and shares will be distributed at the time of the general distribution.

If an executive voluntarily departs (with the exception of the retirement provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

“Cause” is defined in the Long-Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to the Company or on the business or reputation of the Company;
•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;
•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of the Company;
•	Willful violation of the Company’s Code of Ethical Business Conduct or other material policies;
•	Willful neglect in the performance of duties, or willful or repeated failure or refusal to perform these duties; or
•	Material breach of any applicable employment agreement.

“Good Reason” is defined in the Long-Term Incentive Plan as:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;
•	Relocation of the NEO’s principal place of employment more than 50 miles from the location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by the Company of the agreement under which the NEO provides services to us.

Upon a qualifying termination within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and
•	After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Delphi Technologies or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by the Company without cause, or by the NEO for good reason, or due to death or disability.

The following table describes the payments each NEO would have earned on December 31, 2017, subject to review and approval by the Compensation Committee, had his or her employment terminated on such date under various scenarios, including a qualifying termination of employment after a change in control of the Company.

DELPHI TECHNOLOGIES PLC    35

2018 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Potential Payments upon Termination or Change in Control

		Termination Scenario (as of 12/31/2017)
Name	Element	Voluntary Resignation / Retirement (if eligible)(6)	Involuntary (not for Cause)	Involuntary (for Cause)	Change in Control and Termination	Death/Disability
Liam Butterworth(1)	Cash Severance(2)	$—	$1,399,433	$—	$6,297,447	$—
	Annual Incentive Plan(3)	—	754,060	—	754,060	754,060
	Long-Term Incentives:
	Time-based Restricted Stock Units(4)(5)	—	275,008	—	4,778,181	275,008
	Performance-based Restricted Stock Units(4)(5)	—	4,208,472	—	10,992,045	4,208,472
	Benefits Continuation	—	—	—	57,173	—
	Total	—	6,636,973	—	22,878,906	5,237,540
Vivid Sehgal(1)	Cash Severance(2)	—	580,500	—	2,089,800	—
	Annual Incentive Plan(3)	—	143,327	—	143,327	143,327
	Long-Term Incentives:
	Time-based Restricted Stock Units(4)(5)	—	—	—	260,094	—
	Performance-based Restricted Stock Units(4)(5)	—	—	—	780,176	—
	Benefits Continuation	—	—	—	38,115	—
	Total	—	723,827	—	3,311,512	143,327
Michael J.P. Clarke(1)	Cash Severance(2)	—	744,123	—	1,587,462	—
	Annual Incentive Plan(3)	—	318,195	—	318,195	318,195
	Long-Term Incentives:
	Time-based Restricted Stock Units(4)(5)	—	174,222	—	503,607	174,222
	Performance-based Restricted Stock Units(4)(5)	—	279,977	—	578,010	279,977
	Benefits Continuation	—	—	—	38,115	—
	Total	—	1,516,517	—	3,025,389	772,394
Mary E. Gustanski	Cash Severance(2)	—	600,000	—	1,280,000	—
	Annual Incentive Plan(3)	225,699	225,699	—	225,699	225,699
	Long-Term Incentives:
	Time-based Restricted Stock Units(4)(5)	—	90,948	—	369,389	90,948
	Performance-based Restricted Stock Units(4)(5)	275,356	275,356	—	538,447	275,356
	Benefits Continuation	—	—	—	11,553	—
	Total	501,055	1,192,003	—	2,425,088	592,003
James D. Harrington	Cash Severance(2)	—	575,000	—	2,070,000	—
	Annual Incentive Plan(3)	—	152,950	—	152,950	152,950
	Long-Term Incentives:
	Time-based Restricted Stock Units(4)(5)	—	—	—	—	—
	Performance-based Restricted Stock Units(4)(5)	—	—	—	1,200,251	—
	Benefits Continuation	—	—	—	21,976	—
	Total	—	727,950	—	3,445,177	152,950
(1)	Mr. Butterworth was a Luxembourg employee during most of 2017 (paid in Euros) and is now a UK employee (paid in Pounds). For all of 2017, Mr. Clarke was a Luxembourg employee (paid in Euros), but beginning on January 1, 2018 will be a UK employee (paid in Pounds). Mr. Sehgal is a UK employee (paid in Pounds). Dollar amounts in this Proxy Statement have been converted from Euros at a rate of 1.13 Dollars to one Euro and from Pounds at a rate of 1.29 Dollars to one Pound. The exchange rates used were calculated by averaging the applicable exchange rate for each calendar month in 2017.
(2)	In the case of a qualifying termination, NEO’s are eligible to receive severance payments equal to 18 months of base salary in the case of two or more years of continuous service and 12 months of base salary for continuous service of less than 2 years.
(3)	In all scenarios except a voluntary termination or an involuntary termination for cause, the NEO would receive a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to performance assessment and will be paid after the conclusion of the performance period.
(4)	The value shown is based on the market value of the award using a per-share price of $52.47, the closing price of our stock on December 29, 2017.
(5)	In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Long-Term Incentive Plan”. Also as described under “Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated. The performance-based RSUs included represent a 100% payout of each award.
(6)	As of December 31, 2017, Ms. Gustanski is the only NEO eligible to retire.

As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2017 would be made within 60 days after July 1, 2018. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

36    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of Mr. Cantie, Chair, Mr. Adams and Ms. Connors. All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that each of Mr. Cantie and Mr. Adams qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Delphi Technologies’ website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Delphi Technologies’ independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and the independent registered public accounting firm’s technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Delphi Technologies’ internal controls and the financial reporting process. Delphi Technologies’ independent registered public accounting firm is responsible for performing an audit of Delphi Technologies’ consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2017 and has met and held discussions with management and Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Delphi Technologies’ consolidated financial statements for fiscal year 2017 were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions between the Audit Committee and the Company’s independent auditors included the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards.

The Audit Committee received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with EY the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by EY during 2017 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully submitted,

Joseph S. Cantie, Chair

Robin J. Adams

Nelda J. Connors

DELPHI TECHNOLOGIES PLC    37

2018 NOTICE OF MEETING AND PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, except as otherwise prohibited pursuant to the Securities Exchange Act of 1934, as amended. The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

The following table represents fees paid by Aptiv to Ernst & Young LLP (E&Y) for audit, audit-related, tax and other professional services. Prior to the separation of the Company from Aptiv, Aptiv paid all audit, audit-related, tax and other fees of E&Y. As a result, the amounts reported below are not necessarily representative of the fees the Company would expect to pay its auditors and their related affiliates in future years.

($ in thousands)	2017	2016
Audit fees(1)	$14,000	$12,900
Audit-related fees(2)	4,700	3,500
Total audit and audit related fees	18,700	16,400
Tax fees(3)	4,100	3,700
All other fees(4)	100	100
Total fees	$22,900	$20,200

(1)	Audit Fees — Audit fees billed are related to EY’s audit of Aptiv’s annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, audit services performed in connection with registration statements and issuance of comfort letters and consents. In fiscal year 2017, such fees included audit services in connection with the separation of the Company from Aptiv, including associated filings with the Securities and Exchange Commission. Not included in the above total, is approximately $800,000 which EY expects to bill the Company in connection with audit activities performed following the separation, including in connection with the Company’s filing with the Securities and Exchange Commission of its first annual report on Form 10K as a stand-alone entity.
(2)	Audit-Related Fees — Audit-related services consisted primarily of employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions and divestitures and other attest services.
(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.
(4)	All Other Fees — All other fees relate to advisory services at certain international locations.

38    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

APPOINTMENT OF AND PAYMENT TO AUDITORS

(Resolution 11)

The Audit Committee of our Board has appointed EY as our auditors. Shareholders are requested to reappoint EY as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2019. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of EY as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2018.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst & Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Resolution 12)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi Technologies and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 12, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board and Compensation Committee intend to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

ADVISORY VOTE TO SELECT THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Resolution 13)

Section 14A of the Exchange Act also requires the Company to provide shareholders with the opportunity to cast an advisory, non-binding vote on how frequently the Company should seek an advisory vote on the compensation of the Company’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Resolution 13, shareholders may indicate whether they would prefer an advisory, non-binding vote on NEO compensation to occur once every one, two or three years.

After careful consideration of this Proposal, the Board has determined that an advisory, non-binding vote on executive compensation that occurs every year is the most appropriate alternative for Delphi Technologies, and therefore the Board recommends that you vote for a one-year interval for the advisory, non-binding vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory, non-binding vote on executive compensation will allow shareholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting. Accordingly, you may vote on Resolution 13 at the Annual Meeting.

“RESOLVED, that the Company’s shareholders determine, by voting on one of the four alternatives below, on an advisory, non-binding basis, the frequency with which they should have an advisory vote on the compensation of the Company’s named executive officers:

Choice 1 — EVERY YEAR;

Choice 2 — EVERY TWO YEARS;

Choice 3 — EVERY THREE YEARS; or

Choice 4 — ABSTAIN from voting.”

The option that receives the highest number of votes cast by shareholders will be considered approved by the shareholders on an advisory, non-binding basis. If no choice receives the required majority vote approval, the Board will take into account all voting results in determining the frequency of the say-on-pay vote. However, because this vote is advisory and not binding on the Board or Delphi Technologies, the Board may decide that it is in the best interests of our shareholders and Delphi Technologies to hold an advisory, non-binding vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote “FOR” the option of “EVERY YEAR” as the frequency with which shareholders are provided an advisory, non-binding vote on the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

40    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth in the table below is information about the number of ordinary shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be the beneficial owners of more than five percent (5%) of Delphi ordinary shares (based on 88,613,262 ordinary shares outstanding at December 31, 2017), based on information furnished by the identified persons to the SEC.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 28, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	7,351,313	8.3%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	7,729,467	8.7%

(1)	Represents ordinary shares beneficially owned by The Vanguard Group, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2018
(2)	Represents ordinary shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on February 1, 2018

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2018 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 28, 2018 concerning beneficial ownership of Delphi Technologies ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Robin J. Adams	1,255	*
Liam Butterworth	32,987	*
Joseph S. Cantie	8,667	*
Nelda J. Connors	1,255	*
Gary L. Cowger	13,399	*
David S. Haffner	1,255	*
Helmut Leube	1,255	*
Timothy M. Manganello	30,810	*
Hari N. Nair	1,255	*
MaryAnn Wright	1,255	*
Vivid Sehgal	878	*
Michael J.P. Clarke	6,007	*
Mary E. Gustanski	6,965	*
James D. Harrington	—	*
Officers and directors as a group (14 persons)	107,243	*

*	Less than 1%.
(1)	Does not include those unvested RSUs which represent a right to receive the Company’s Ordinary Shares received pursuant to the Delphi Technologies Long-Term Incentive Plan, which are not issuable within 60 days of February 28, 2018.

42    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Aptiv in Connection with the Spin-Off

Separation and Distribution Agreement

Prior to the Spin-Off, Aptiv entered into a Separation and Distribution Agreement with us, which set forth the agreements between us and Aptiv regarding the principal transactions required to effect our separation from Aptiv. This agreement, together with the ancillary agreements also described below, addresses certain relationships between us and Aptiv with respect to matters relating to the separation.

The Separation and Distribution Agreement identified the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to us and which assets, liabilities and contracts were retained by Aptiv as part of the separation, and further provided for when and how these transfers, assumptions and assignments occurred. In particular, pursuant to the terms and conditions of the Separation and Distribution Agreement: (i) substantially all of the assets related to the businesses and operations of Aptiv’s powertrain systems business segment were transferred to us or one of our subsidiaries, (ii) substantially all liabilities arising out of or resulting from such assets, and other liabilities related to the current or former business and operations of Aptiv’s powertrain systems business, were retained by or transferred to us or one of our subsidiaries, (iii) the assets related to the original equipment service business conducted by Aptiv’s powertrain systems business segment prior to the spin-off, to the extent related to the sale of products of other Aptiv segments to vehicle original equipment manufacturers or their affiliates, were retained by or transferred to Aptiv or one of its subsidiaries, and (iv) all of Aptiv’s other assets and liabilities were retained by or transferred to Aptiv or one of its subsidiaries.

Except as expressly forth in the Separation and Distribution Agreement or any ancillary agreement, neither we nor Aptiv made any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any consents or approvals required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the non-infringement of any intellectual property, as to any warranty that any intellectual property is error-free, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either us or Aptiv, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. Except as expressly forth in the Separation and Distribution Agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests. The respective transferees also generally bear the risk that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

The Separation and Distribution Agreement also provided that, in the event that the transfer or assignment of certain assets and liabilities to us or Aptiv did not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, we or Aptiv, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse us or Aptiv, as applicable, for costs and expenses in connection with the performance and discharge of such liabilities.

Pursuant to the Separation and Distribution Agreement, Aptiv transferred certain intellectual property to us related to our business. In connection with the transfer of such intellectual property, we granted Aptiv a non-exclusive, perpetual, irrevocable, royalty-free, non-transferrable license to use such intellectual property to the extent such intellectual property was used or held for use in connection with its business as of the date of the separation. Similarly, Aptiv granted us a non-exclusive, perpetual, irrevocable, royalty free, non-transferrable license to use the intellectual property owned and retained by Aptiv, to the extent such intellectual property was used or held for use in our business as of the date of the separation, subject to certain conditions. Each party may sublicense its rights to service providers and customers and may assign its rights to affiliates or in connection with an acquisition of its business, subject to certain conditions.

Under the Separation and Distribution Agreement, we and Aptiv agreed to not solicit or hire the other party’s executives, officers or engineers for a period of one year following the distribution. Otherwise, the parties have agreed that there will be no

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Relationships and Related Party Transactions (continued)

restrictions on post-closing competitive activities pursuant to the Separation and Distribution Agreement or other agreements being entered into in connection with the separation.

Further, the Separation and Distribution Agreement provides that we will indemnify, defend and hold harmless Aptiv, each of its subsidiaries and each of their respective past and present directors, officers, employees and agents, from and against all liabilities relating to, arising out of or resulting from: (i) the liabilities assumed by us, including our failure or the failure of any of our subsidiaries or any other person to pay, perform or otherwise promptly discharge any of the liabilities assumed by us, in accordance with their respective terms, whether prior to, at or after the distribution; (ii) any breach by us or any of our subsidiaries of the Separation and Distribution Agreement or any of the ancillary agreements entered into between us and Aptiv; (iii) any third-party claims that the use by us or our subsidiaries of the intellectual property licensed to us by Aptiv infringes on the intellectual property rights of such third party; (iv) any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Delphi Technologies or any of its subsidiaries by Aptiv that survives the distribution; and (v) any untrue statement or alleged untrue statement of a material fact in the registration statement, the information statement or any similar disclosure document other than any such statement specifically relating to Aptiv’s business, assets or liabilities, or to Aptiv and its subsidiaries after the distribution. Similarly, Aptiv is required to indemnify, defend and hold harmless us, each of our subsidiaries and each of our respective past and present directors, officers, employees and agents, from and against all liabilities relating to, arising out of or resulting from: (i) the liabilities assumed or retained by Aptiv, including the failure of Aptiv or any of its subsidiaries or any other person to pay, perform or otherwise promptly discharge any of the liabilities assumed or retained by Aptiv, in accordance with their respective terms, whether prior to, at or after the distribution; (ii) any breach by Aptiv or any of its subsidiaries of the Separation and Distribution Agreement or any of the ancillary agreements entered into between us and Aptiv; (iii) any third-party claims that the use by Aptiv or its subsidiaries of the intellectual property licensed to Aptiv by us infringes on the intellectual property rights of such third party; (iv) except to the extent that it relates to a liability assumed by us, any guarantee, indemnification or contribution obligation or other credit support agreement or arrangement for the benefit of Aptiv or any of its subsidiaries by Delphi Technologies that survives the distribution; and (v) any untrue statement or alleged untrue statement of a material fact in the registration statement, the information statement or any similar disclosure document specifically relating to Aptiv’s business, assets or liabilities, or to Aptiv and its subsidiaries after the distribution. In each case, all such rights to indemnification will be in excess of available insurance. The Separation and Distribution Agreement also established procedures with respect to claims subject to indemnification and related matters.

In the event of any dispute arising out of the separation or distribution, we and Aptiv agree to attempt in good faith to resolve the dispute for a period of time, and if we and Aptiv are unable to resolve disputes in the manner outlined in the Separation and Distribution Agreement, the disputes will be resolved through binding arbitration.

The Separation and Distribution Agreement may not be terminated except by an agreement in writing signed by both Aptiv and Delphi Technologies. Other matters governed by the Separation and Distribution Agreement include access to financial and other information, confidentiality provisions, access to and provision of records and treatment of outstanding guarantees and similar credit support.

To effect the Spin-Off of Aptiv’s powertrain systems business segment into Delphi Technologies, each holder of record of Aptiv’s ordinary shares received one ordinary share of the Company for every three ordinary shares of Aptiv held at the close of business on the Record Date (the “Distribution“). In lieu of fractional shares, shareholders of Aptiv received cash. In connection with the Spin-Off, the Company and its affiliates made a cash distribution of approximately $1,148 million to Aptiv. In addition, the Company paid $180 million to Aptiv pursuant to the Tax Matters Agreement (as described below) with respect to taxes incurred in connection with transactions comprising the Spin-Off.

In connection with the completion of the Spin-Off, pursuant to the terms of the Separation and Distribution Agreement, the Company entered into several ancillary agreements with Aptiv that, among other things, provide a framework for the Company’s relationship with Aptiv after the Distribution, including the following (collectively, the “Spin Agreements”):

•	Transition Services Agreement;

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Relationships and Related Party Transactions (continued)

•	Tax Matters Agreement;
•	Employee Matters Agreement; and
•	Contract Manufacturing Services Agreements.

Transition Services Agreement. We and Aptiv entered into a Transition Services Agreement prior to the distribution pursuant to which we and Aptiv and our respective subsidiaries will provide to each other, on an interim, transitional basis, certain services, including, but not limited to, services related to information technology, engineering, accounting, administrative, payroll, human resources and facilities to provide temporary assistance while developing stand-alone systems and processes. The charges for the transition services generally are intended to allow the transition services provider to fully recover the costs associated with providing the services plus a percentage of such costs and expenses. The Transition Services Agreement will terminate no later than twenty-four (24) months after the distribution date, although it is anticipated that many of the services will terminate earlier. The transition services recipient can generally terminate particular services prior to the scheduled expiration date for such service on forty-five (45) days’ prior written notice. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated. The aggregate liability of each party under the Transition Services Agreement will be limited to the fees received by Aptiv for the transition services and neither party will be liable for any special, indirect, incidental or consequential damages.

Tax Matters Agreement. The Tax Matters Agreement generally governs our and Aptiv’s respective rights, responsibilities and obligations after the distribution with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. Generally, Aptiv will be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and certain non-income taxes attributable to our business required to be reported on combined, consolidated, unitary or similar returns that include one or more members of the Aptiv group and one or more members of our group. We will generally be liable for all other taxes attributable to our business. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the distribution. As a general matter, any tax due on the movement of assets or people into our group will be allocated to and paid by us. The Tax Matters Agreement also restricts our ability to take certain actions that could result in certain of the restructuring transactions undertaken in connection with the separation failing to qualify as transactions that are generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code.

Employee Matters Agreement. Delphi Technologies and Aptiv entered into an Employee Matters Agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement governs Aptiv’s and our compensation and employee benefit obligations with respect to the current and former employees and (with respect to equity award matters) non-employee directors of each company.

The Employee Matters Agreement provides that, in general, and subject to certain exceptions specified in the Employee Matters Agreement, Aptiv is responsible for liabilities associated with its employees and former employees whose last employment was not with our business, and we are responsible for liabilities associated with our employees and former employees whose last employment was with our business.

Employee Benefits. In general, our employees who prior to the Spin-Off participated in various retirement, health and welfare, and other employee benefit and compensation plans maintained by Aptiv became, as of December 1, 2017 (or the time otherwise specified for certain non-U.S. plans), eligible to participate in Delphi Technologies benefit plans in accordance with the terms and conditions of our plans as in effect from time to time. Generally and subject to certain exceptions, we created compensation and benefit plans that mirror the terms of corresponding Aptiv compensation and benefit plans, and we credited each of our employees with his or her service with Aptiv prior to the separation under our benefit plans to the same extent such service was recognized by Aptiv and so long as such crediting did not result in a duplication of benefits.

Treatment of Equity Compensation. The Employee Matters Agreement also provided for the adjustment of the outstanding awards granted under the Aptiv equity compensation programs, including as follows:

•

With respect to Aptiv restricted stock units held by Delphi Technologies employees and non-employee directors that were outstanding as of the Distribution Date and for which the underlying security is Aptiv ordinary shares, the Employee Matters Agreement provided for the equitable conversion of each such outstanding Aptiv restricted stock unit into an award with

DELPHI TECHNOLOGIES PLC    45

2018 NOTICE OF MEETING AND PROXY STATEMENT

Relationships and Related Party Transactions (continued)

respect to Delphi Technologies ordinary shares. Such outstanding Aptiv awards were equitably converted in a manner intended to preserve the approximate intrinsic value of such Aptiv equity award from directly before to directly after the Spin-Off. Specifically, with respect to each adjusted or converted award covering Delphi Technologies ordinary shares, the number of underlying shares was determined based on a ratio, as further described in the Employee Matters Agreement, applied to the number of Aptiv ordinary shares subject to the original Aptiv award outstanding as of the Distribution Date.

•	Performance achievement with respect to performance-based restricted stock units held by employees of Delphi Technologies following the Spin-Off was also equitably adjusted following the Spin-Off. The specific treatment depends on the year in which the awards were originally granted. In addition, to the extent that an affected employee is employed in a non-U.S. jurisdiction, and the adjustments or conversions contemplated above could result in adverse tax consequences or other adverse regulatory consequences, Delphi Technologies may determine that a different equitable adjustment or grant will apply in order to avoid any such adverse consequences. For adjustments impacting performance-based restricted stock units settled or granted in 2017, see “Compensation Discussion and Analysis”.
•	For purposes of vesting for all awards, continued employment with or service to Aptiv or Delphi Technologies, as applicable, is generally treated as continued employment with respect to the adjusted restricted stock unit awards.

Miscellaneous. The Employee Matters Agreement also addressed other employee-related issues and certain special circumstances and special rules for benefit arrangements in various non-U.S. jurisdictions.

Contract Manufacturing Service Agreements. We entered into Contract Manufacturing Service Agreements pursuant to which Aptiv subsidiaries manufacture for us certain electronic components that were manufactured at facilities we shared with Aptiv. We purchase and consign to Aptiv raw materials and components that Aptiv uses to manufacture those products and we also own certain of the equipment Aptiv uses to produce those products. Aptiv charges us a fee for its manufacturing services based on its costs and expenses plus a percentage of such costs. The aggregate liability under these agreements will be limited to the fees paid to Aptiv pursuant to the applicable Contract Manufacturing Service Agreement, and neither party will be liable for any special, indirect, incidental or consequential damages. Aptiv’s services under the Contract Manufacturing Service Agreements generally expire when we relocate manufacturing of our products. The Contract Manufacturing Service Agreements are expected to expire within four years from the date of the Distribution.

Other Relationships; Related Party Transaction Policy

Mr. Chris Gustanski, the brother of Ms. Gustanski, an executive officer of the Company, is employed by the Company but is not an executive officer of the Company. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Ms. Gustanski.

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for directors must promptly disclose any actual or potential material conflict of interest to our General Counsel, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

Except as identified above and in relation to the Spin-Off, no reportable related party transactions were identified during 2017.

46    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

OTHER INFORMATION

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December  31, 2017 will be presented to the shareholders at the Annual Meeting.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting, except those set forth in the notice. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Shareholder Proposals for the 2019 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 17, 2018, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than ten percent (10%) of ordinary shares to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers, and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2017.

Householding

Only one copy of each of our annual report to shareholders and this proxy statement have been sent to multiple share-holders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the annual report and proxy statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom or call +44 (0) 203-057-4300. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Record Date

Shareholders owning Delphi ordinary shares at the close of business on February 26, 2018 (the record date) may vote at the 2018 Annual Meeting. On that date, 88,764,927 ordinary shares were outstanding. Each Ordinary Share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting prior to the Annual Meeting

If you are a shareholder of record, you may vote by proxy in any of the following ways:

By Internet or Telephone - If you have Internet or telephone access, you may submit your proxy by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on April 24, 2018.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

Changing Your Vote before the Annual Meeting

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom;
•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or
•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Voting at the Annual Meeting

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from the street name holder.

Quorum for the Annual Meeting

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

Voting Tabulation

To be approved, Resolutions 1 to 11 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution, assuming a quorum has been met. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. A simple majority of the votes cast is also required for Resolutions 12 and 13 to be considered approved, assuming a quorum has been met; however, the vote is advisory and is not binding on our Board or the Company. For Resolution 13, the option that receives the highest number of votes cast by shareholders will be considered approved by the shareholders on an advisory, non-binding basis. Abstentions are not counted as votes cast.

Broker Non-Votes

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 11, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you must present proof that you own Delphi Technologies shares to be admitted.

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Delphi’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Owners of Shares Held in Street Name. Beneficial owners of Delphi Technologies ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Accessing Proxy Materials on the Internet

This Proxy Statement and our 2017 Annual Report on Form 10-K are available at delphi.com.

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

48    DELPHI TECHNOLOGIES PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

Notice and Access

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Proxy Solicitation

We will pay the cost for soliciting proxies for the Annual Meeting. Delphi Technologies will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow Sodali LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $12,000, depending on the level of services actually provided. Certain Delphi Technologies’ employees, officers and directors may also solicit proxies by mail, telephone or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Corporate Governance Information

The following documents are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance”:

•	Memorandum and Articles of Association;
•	Corporate Governance Guidelines; and
•	Board Committee Charters

The Code of Ethical Business Conduct is available on Delphi Technologies’ website at delphi.com by clicking on the tab “Investors” and then the caption “Code of Ethics” under the heading “Corporate Governance”

Voting Results for the Annual Meeting

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at delphi.com.

Requests for Copies of Annual Report

Delphi Technologies will furnish to shareholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 26, 2018

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at http://www.edocumentview.com/DLPH.

DELPHI TECHNOLOGIES PLC    49

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board recommends a vote FOR all director nominees, FOR Proposals 11 and 12 and, with respect to Proposal 13, FOR an advisory vote EVERY YEAR on executive compensation. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01—Robin J. Adams 02—Liam Butterworth 03—Joseph S. Cantie 04—Nelda J. Connors 05—Gary L. Cowger 06—David S. Haffner 07—Helmut Leube 08—Timothy M. Manganello 09—Hari N. Nair 10—MaryAnn Wright Every Every Every Two Three For Against Abstain Year Years Years Abstain 11. Proposal to re-appoint auditors, ratify independent public 13. Frequency of Say-on-Pay Advisory Vote - accounting firm and authorize the directors to determine the To approve, by advisory vote, one of three fees paid to the auditors. alternatives or abstain with regard to the frequency For Against Abstain of the advisory vote on executive compensation. 12. Say-on-Pay—To approve, by advisory vote, executive compensation. B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UP X + 02S56D

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Delphi Technologies PLC Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 26, 2018 James D. Harrington, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Delphi Technologies PLC to be held on April 26, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 11 and 12 and, with respect to Proposal 13, FOR an advisory vote EVERY YEAR on executive compensation. (Items to be voted appear on reverse side.)